AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11 , 2013

REGISTRATION NO. 333-180983

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEDL Mobile Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	7371	80-0194367
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

18475 Bandilier Circle

Fountain Valley, CA 92708

(571) 432-9444

(Address and telephone number of principal executive offices)

Andrew Maltin

18475 Bandilier Circle

Fountain Valley, CA 92708

(714) 617-1991

(Name, address and telephone number of agent for service)

Copies to:

Harvey J. Kesner, Esq.

Gary M. Emmanuel, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

(212) 930-9700

(212) 930-9725 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  X .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount To be Registered (1)	Proposed Maximum Aggregate Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value per share	3,000,000	$0.82	$2,460,000	$281.92
Total	3,000,000	$0.82	$2,460,000	$281.92*

(1)

This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on the Over the Counter Bulletin Board on April 25, 2012, which was $ 0.82 per share.

*	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 11 , 2013

PRELIMINARY PROSPECTUS

MEDL MOBILE HOLDINGS, INC.

3,000,000 Shares of Common Stock

This prospectus relates to the sale of up to 3,000,000 shares of common stock, par value $0.001 per share, of MEDL Mobile Holdings, Inc. (“we”, “us”, “our” or the “Company”) by the selling stockholder listed in this prospectus. The shares offered by this prospectus may be sold by the selling stockholder from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

We are registering these shares following a private placement completed on March 28, 2012. The distribution of the shares by the selling stockholder is not subject to any underwriting agreement.  We will receive none of the proceeds from the sale of the shares by the selling stockholder.  We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholder will be borne by it.

Our common stock is traded on the Over the Counter Bulletin Board (OTCBB) under the ticker symbol “MEDL”.  The last reported sales price was $0.42 on February 6, 2013. This quotation reflects inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Investment in the common stock involves a high degree of risk. You should consider carefully the risk factors beginning on page 2 of this prospectus before purchasing any of the shares offered by this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February __, 2013

MEDL MOBILE HOLDINGS, INC.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, prospects, financial condition and results of operations may have changed since that date. This prospectus will be updated as required by law.

Prospectus Summary

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Corporate History

MEDL Mobile Holdings, Inc. (the “Registrant”) through its wholly owned subsidiary, MEDL Mobile, Inc. (“MEDL” and together with the Registrant, “we”, “our”, “us”, or the “Company”) is a developer, incubator, marketer and aggregator of mobile application software, or “Apps”.

The Registrant, formerly known as Resume in Minutes, Inc. was incorporated in Nevada on May 22, 2008.  On June 24, 2011, the Registrant completed a share exchange with MEDL, a California corporation, and the shareholders of MEDL (the “MEDL Shareholders”) according to which the MEDL Shareholders transferred all of the issued and outstanding capital stock of MEDL to the Registrant in exchange for the issuance to the MEDL Shareholders of an aggregate of 20,000,000 shares of common stock of the Registrant.  As a result of the share exchange, MEDL became a wholly owned subsidiary of the Registrant and the business of MEDL became the sole line of business of the Registrant. In connection with the closing of the share exchange, the Registrant sold 10,000,000 shares of its common stock at a purchase price of $0.25 per share in a private placement to accredited investors, resulting in aggregate gross proceeds of $2,500,000 (including the exchange of bridge notes in the aggregate principal amount of $300,000) (the “Private Placement”).

The share exchange was accounted for as a reverse-merger and recapitalization. MEDL is the acquirer for accounting purposes and the Registrant is the acquired company.  Accordingly, MEDL’s historical financial statements for periods prior to the acquisition have become those of the Registrant retroactively restated for, and giving effect to, the number of shares received in the share exchange.  The accumulated earnings of MEDL were also carried forward after the acquisition. Operations reported for periods prior to the share exchange are those of MEDL.

On February 28, 2012, we acquired Inedible Software, LLC (“Inedible”), a developer of mobile apps and related mobile app technologies whose principal asset was a customer list. While the acquisition of Inedible was structured as a purchase of an entity, we did not acquire any ongoing business operations and the purpose of the transaction was to acquire Inedible’s customer list as a conduit to Apple for future potential. As a result, Inedible became a wholly owned subsidiary of the Company. The results of operations of Inedible are included on a going forward basis from the date of acquisition, although Inedible is no longer actively engaged in any business activities.

On November 2, 2012, we formed Hang With, Inc. (“Hang With”) a Nevada corporation. The Company is considering plans to commercialize certain new “app” technology for celebrities through this subsidiary.

About Us

We are primarily engaged in the monetization of mobile application software or “Apps” through four revenue generating platforms: (i) development of customized Apps for third parties to monetize their particular intellectual property, persona or brand, (ii) incubation of Apps in partnership with third parties and from a library of more than 75,000 original Apps concept submissions, (iii) sale of advertising and sponsorship opportunities directly to brands via mobile advertising networks and (iv) acquisition of Apps from other developers and use of a proprietary application programming interface, or API, to make Apps recommendations for our user base.

We have built a system for developing Apps and to date, we developed nearly 150 Apps for iPhone, iTouch, iPad and Android.

MEDL and MEDL Apps have been featured on CNBC, BBC, ABC, CBS, NBC, CNN, in the pages of Esquire, Fast Company, The New York Times, The LA Times, The Chicago Tribune, The Orange County Register, The Washington Post and The Guardian; and by top sites such as Mashable, Macworld and Gizmodo.

About this Offering

This prospectus relates to the sale of up to 3,000,000 shares of common stock by the selling stockholder listed in this prospectus.

On March 28, 2012, we entered into a securities purchase agreement with the selling stockholder whereby we sold an aggregate of 1,000,000 units (the “Units”), each Unit comprised of three shares of our common stock and a warrant to purchase one share of our common stock at a price per Unit of $1.50. As a result of the sale, which closed on the same day as entering into the securities purchase agreement, we issued to the selling stockholder 3,000,000 shares of our common stock and a warrant to purchase 1,000,000 shares of our common stock for an aggregate purchase price of $1,500,000. The warrant has a three year term and may be exercised at an exercise price of $0.90 per share, subject to adjustment in the case of stock splits, distributions, reorganizations, recapitalizations and the like, and may be exercised on a cashless basis under certain circumstances. The warrant contains full ratchet anti-dilution protection in the case of a share issuance for consideration less than the then exercise price of the warrant, subject to customary exceptions. The securities purchase agreement also grants the selling stockholder demand registration rights, piggyback registration rights and a right of participation in certain future offerings.  In addition, certain issuances of our securities below $0.50 per share require the prior written approval of the selling stockholder.

Summary of the Shares offered by the Selling Stockholder

The following is a summary of the shares of common stock being offered by the selling stockholder:

Common stock offered by the selling stockholder	Up to 3,000,000 shares of common stock

Common stock outstanding prior to the offering	43,982,309 (1)

Common stock to be outstanding after the offering	43,982,309

Use of proceeds	We will not receive any proceeds from the sale of the common stock hereunder.

(1)	Based upon the total number of outstanding shares as of January 30, 2013.

RISK FACTORS

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals.  If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected.  In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

Risks Related to Our Company

We have a limited operating history and are subject to the risks encountered by early-stage companies.

MEDL was incorporated in the state of California in March 2009. Because our operating company has a limited operating history, you should consider and evaluate our operating prospects in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. For us, these risks include:

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risks that we may not have sufficient capital to achieve our growth strategy;

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risks that we may not develop our product and service offerings in a manner that enables us to be profitable and meet our customers’ requirements;

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risks that our growth strategy may not be successful; and

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risks that fluctuations in our operating results will be significant relative to our revenues.

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business would be significantly harmed.

We cannot predict our future capital needs and we may not be able to secure additional financing.

We believe that our internally generated revenue together with a recently completed private placement is sufficient to meet our presently anticipated working capital and capital expenditure requirements for the foreseeable future. This belief is based on our operating plan which in turn is based on assumptions, which may prove to be incorrect.  In addition, we may need to raise significant additional funds sooner in order to support our growth, develop new or enhanced services and products, respond to competitive pressures, acquire or invest in complementary or competitive businesses or technologies, or take advantage of unanticipated opportunities. If our financial resources are insufficient, we will require additional financing in order to meet our plans for expansion.  We cannot be sure that this additional financing, if needed, will be available on acceptable terms or at all. Furthermore, any debt financing, if available, may involve restrictive covenants, which may limit our operating flexibility with respect to business matters.  If additional funds are raised through the issuance of equity securities, the percentage ownership of our existing members will be reduced, our members may experience additional dilution in net book value, and such equity securities may have rights, preferences, or privileges senior to those of our existing shareholders. If adequate funds are not available on acceptable terms or at all, we may be unable to develop or enhance our services and products, take advantage of future opportunities, repay debt obligations as they become due, or respond to competitive pressures, any of which would have a material adverse effect on our business, prospects, financial condition, and results of operations.

Our mobile Apps and custom development services are based on new and unproved technologies and are subject to the risks of failure inherent in the development of new products and services.

Because our mobile App and custom development services are and will be based on new technologies, they are subject to risks of failure that are particular to new technologies, including the possibility that:

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our new approaches will not result in any products or services that gain market acceptance;

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our mobile Apps and the technology powering our custom development services may unfavorably interact with other types of commonly used applications and services, thus restricting the circumstances in which they may be used;

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proprietary rights of third parties may preclude us from marketing a new product or service; or

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third parties may market superior or more cost-effective products or services.

As a result, our activities may not result in a broad enough base of commercially viable products or services, which would harm our sales, revenue and financial condition.

If we are unable to maintain a good relationship with the markets where our Apps are distributed, our business will suffer.

Apple’s “App Store” and Google’s “Google Play” are the primary distribution, marketing, promotion and payment platform for our mobile Apps. We generate substantially all of our revenue from the sale of mobile Apps through these platforms and any deterioration in our relationship with Apple or Google would harm our business and adversely affect the value of our stock.

We are subject to Apple’s and Google’s standard terms and conditions for application developers, which govern the promotion, distribution and operation of mobile Apps on their platforms.

Our business would be harmed if:

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Apple or Google discontinues or limits access to its platform by us and other App developers;

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Apple or Google modifies its terms of service or other policies, including fees charged to, or other restrictions on, us or other application developers, or Apple or Google changes how the personal information of its users is made available to application developers on their respective platforms or shared by users;

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Apple or Google establishes more favorable relationships with one or more of our competitors; or

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Apple or Google develops its own competitive offerings.

We have benefited from Apple and Google’s strong brand recognition and large user base. If Apple or Google loses its market position or otherwise falls out of favor with mobile users, we would need to identify alternative channels for marketing, promoting and distributing our Apps, which would consume substantial resources and may not be effective. In addition, Apple and Google have broad discretion to change their terms of service and other policies with respect to us and other developers, and those changes may be unfavorable to us. Any such changes in the future could significantly alter how our App users experience our Apps or interact within our Apps, which may harm our business.

The mobile application industry is subject to rapid technological change and, to compete, we must continually enhance our mobile Apps and custom development services.

We must continue to enhance and improve the performance, functionality and reliability of our mobile Apps and custom development services. The mobile application industry is characterized by rapid technological change, changes in user requirements and preferences, frequent new product and services introductions embodying new technologies and the emergence of new industry standards and practices that could render our products and services obsolete. In the past, we have discovered that some of our customers desire additional performance and functionality not currently offered by our mobile Apps or by the technology underlying our custom development services. Our success will depend, in part, on our ability to both internally develop and license leading technologies to enhance our existing mobile Apps and custom development services, develop new mobile Apps and services that address the increasingly sophisticated and varied needs of our customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of our technology and other proprietary technology involves significant technical and business risks. We may fail to use new technologies effectively or to adapt our proprietary technology and systems to customer requirements or emerging industry standards. If we are unable to adapt to changing market conditions, customer requirements or emerging industry standards, we may not be able to increase our revenue and expand our business.

We may face intense competition and expect competition to increase in the future, which could prohibit us from developing a customer base and generating revenue.

The mobile application industry is highly competitive, with low barriers to entry and we expect more companies to enter the sector and a wider range of mobile Apps and related products and services to be introduced. Our competitors that develop Apps vary in size and include publicly-traded companies such as Electronic Arts Inc., Zynga and The Walt Disney Company and privately-held companies such as Rovio Entertainment Ltd., Crowd Star, Inc., Pocket Gems, Inc., Halfbrick Studios PTY Ltd. and Defiant Development PTY Ltd.   These companies may already have an established market in our industry.  Most of these companies have significantly greater financial and other resources than us and have been developing their products and services longer than we have been developing ours.

Major network failures could have an adverse effect on our business.

Our technology infrastructure is critical to the performance of our Apps and customer satisfaction. Our Apps run on a complex distributed system, or what is commonly known as cloud computing. We own, operate and maintain the primary elements of this system, but some elements of this system are operated by third parties that we do not control and which would require significant time to replace. We expect this dependence on third parties to continue. Major equipment failures, natural disasters, including severe weather, terrorist acts, acts of war, cyber attacks or other breaches of network or information technology security that affect third-party networks, communications switches, routers, microwave links, cell sites or other third-party equipment on which we rely, could cause major network failures and/or unusually high network traffic demands that could have a material adverse effect on our operations or our ability to provide service to our customers. These events could disrupt our operations, require significant resources to resolve, result in a loss of customers or impair our ability to attract new customers, which in turn could have a material adverse effect on our business, prospects, results of operations and financial condition.

If we experience significant service interruptions, which could require significant resources to resolve, it could result in a loss of customers or impair our ability to attract new customers, which in turn could have a material adverse effect on our business, prospects, results of operations and financial condition.

In addition, with the growth of wireless data services, enterprise data interfaces and Internet-based or Internet Protocol-enabled applications, wireless networks and devices are exposed to a greater degree to third-party data or applications over which we have less direct control. As a result, the network infrastructure and information systems on which we rely, as well as our customers’ wireless devices, may be subject to a wider array of potential security risks, including viruses and other types of computer-based attacks, which could cause lapses in our service or adversely affect the ability of our customers to access our service. Such lapses could have a material adverse effect on our business, prospects, results of operations and financial condition.

Defects in our mobile Apps and the technology powering our custom development services may adversely affect our business.

Tools, code, subroutines and processes contained within our mobile Apps or the technology powering our custom development services may contain defects when introduced and also when updates and new versions are released. Our introduction of mobile Apps or custom development services with defects or quality problems may result in adverse publicity, product returns, reduced orders, uncollectible or delayed accounts receivable, product redevelopment costs, loss of or delay in market acceptance of our products or claims by customers or others against us. Such problems or claims may have a material and adverse effect on our business, prospects, financial condition and results of operations.

Concerns about health risks associated with wireless equipment may reduce the demand for our services.

Mobile communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices.  As our Apps operate on mobile communications devices, the actual or perceived risk of mobile communications devices could adversely affect us through a reduction in mobile communication devise users, thereby reducing potential users of our products and services.

If third parties claim that we infringe their intellectual property, it may result in costly litigation.

We cannot assure you that third parties will not claim our current or future products or services infringe their intellectual property rights. Any such claims, with or without merit, could cause costly litigation that could consume significant management time. As the number of product and services offerings in the mobile application market increases and functionalities increasingly overlap, companies such as ours may become increasingly subject to infringement claims. Such claims also might require us to enter into royalty or license agreements. If required, we may not be able to obtain such royalty or license agreements, or obtain them on terms acceptable to us.

We may not be able to adequately protect our proprietary technology, and our competitors may be able to offer similar products and services which would harm our competitive position.

Our success depends upon our proprietary technology. We rely primarily on copyright, service mark and trade secret laws, confidentiality procedures and contractual provisions to establish and protect our proprietary rights. As part of our confidentiality procedures, we enter into non-disclosure agreements with our employees and consultants. Despite these precautions, third parties could copy or otherwise obtain and use our technology without authorization, or develop similar technology independently. We also pursue the registration of our domain names, trademarks, and service marks in the United States. We have also filed an application to register a patent. However, we cannot provide any assurance that this application or any future application will ultimately result in an issued patent or, if issued, that it will provide sufficient protections for our technology against competitors. We cannot assure you that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our products and services or design around any intellectual property rights we hold.

We may become subject to government regulation and legal uncertainties that could reduce demand for our products and services or increase the cost of doing business, thereby adversely affecting our financial results.

We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally and laws or regulations directly applicable to Internet commerce. However, due to the increasing popularity and use of mobile applications, it is possible that a number of laws and regulations may become applicable to us or may be adopted in the future with respect to mobile applications covering issues such as:

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user privacy;

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taxation;

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right to access personal data;

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copyrights;

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distribution; and

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characteristics and quality of services.

The applicability of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, encryption, taxation, libel, export or import matters and personal privacy to mobile applications is uncertain. For example, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted or the content provided by users. It is difficult to predict how existing laws will be applied to our business and the new laws to which we may become subject.

If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to modify our Apps or custom development services, which would harm our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business and operating results.

It is possible that a number of laws and regulations may be adopted or construed to apply to us in the United States and elsewhere that could restrict the mobile industry, including user privacy, advertising, taxation, content suitability, copyright, distribution and antitrust. Furthermore, the growth and development of electronic commerce and virtual goods may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours conducting business through mobile devices. We anticipate that scrutiny and regulation of our industry will increase and we will be required to devote legal and other resources to addressing such regulation. Changes to these laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace. Such uncertainty could reduce demand for our services or increase the cost of doing business due to increased costs of litigation or increased service delivery costs.

Failure to comply with federal and state privacy laws and regulations, or the expansion of current or the enactment of new privacy laws or regulations, could adversely affect our business.

A variety of federal and state laws and regulations govern the collection, use, retention, sharing and security of consumer data. The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. In addition, various federal, state and foreign legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. For example, recently there have been Congressional hearings and increased attention to the capture and use of location-based information relating to users of smartphones and other mobile devices. Several internet companies have incurred penalties for failing to abide by the representations made in their privacy policies and practices. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, Federal Trade Commission requirements or orders or other federal, state or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in claims, proceedings or actions against us by governmental entities or others or other liabilities, which could adversely affect our business. In addition, a failure or perceived failure to comply with industry standards or with our own privacy policies and practices could adversely affect our business. Federal and state governmental authorities continue to evaluate the privacy implications inherent in the use of third-party web "cookies" for behavioral advertising. The regulation of these cookies and other current online advertising practices could adversely affect our business.

Our business will suffer if we are unable to successfully integrate acquired companies into our business or otherwise manage the growth associated with multiple acquisitions.

We recently acquired Inedible Software LLC (“Inedible”), a developer of mobile apps and mobile app technologies whose principal asset was a customer list. While the acquisition of Inedible was structured as a purchase of an entity, we did not acquire any ongoing business operations and the purpose of the transaction was to acquire Inedible’s customer list as a conduit to Apple for future potential. We intend to continue to pursue acquisitions that are complementary to our existing business and the breadth of our offerings. Our ability to grow through future acquisitions will depend on the availability of suitable acquisition and investment candidates at an acceptable cost, our ability to compete effectively to attract these candidates and the availability of financing to complete larger acquisitions. Since we expect the mobile App industry to consolidate in the future, we may face significant competition in executing our growth strategy. Future acquisitions or investments could result in potential dilutive issuances of equity securities, use of significant cash balances or incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could adversely affect our financial condition and results of operations. The benefits of an acquisition or investment may also take considerable time to develop, and we cannot be certain that any particular acquisition or investment will produce the intended benefits.

Integration of a new company’s operations, assets and personnel into ours will require significant attention from our management. The diversion of our management’s attention away from our business and any difficulties encountered in the integration process could harm our ability to manage our business. Future acquisitions will also expose us to potential risks, including risks associated with any acquired liabilities, the integration of new operations, technologies and personnel, unforeseen or hidden liabilities and unanticipated, information security vulnerabilities, the diversion of resources from our existing businesses, sites and technologies, the inability to generate sufficient revenue to offset the costs and expenses of acquisitions, and potential loss of, or harm to, our relationships with employees, players, and other suppliers as a result of integration of new businesses.

Risks Relating to our Organization and our Common Stock

We will be subject to Section 15(d)under the Securities Exchange Act of 1934 which does not require a company to file all the same reports and information required pursuant to Section 12.

We will be subject to the Section 15(d) reporting requirements according to the Securities Exchange Act of 1934 (the “Exchange Act”). As a filer subject to Section 15(d) of the Exchange Act:

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we are not required to prepare proxy or information statements;

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we will be subject to only limited portions of the tender offer rules;

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our officers, directors, and more than ten (10%) percent shareholders are not required to file beneficial ownership reports about their holdings in our company;

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our officers, directors, and more than ten (10%) percent shareholders are not subject to the short-swing profit recovery provisions of the Exchange Act; and

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more than five (5%) percent shareholders are not required to report information about their ownership positions in the securities.

If we have less than 300 shareholders at the end of our next fiscal year, our obligation to file Exchange Act reports under Section 15(d)may lapse.

We are required to file reports with the SEC in the fiscal year in which a Securities Act registration statement  is declared effective. If our Section 15(d) filing obligation is suspended, and if a further registration statement has not been declared effective or if we do not register our shares under Section 12 of the Exchange Act, we may not be required to file annual reports on Form 10-K for the fiscal years subsequent to suspension, quarterly reports on Form 10-Q, and current reports on Form 8-K, although contractual provisions of our agreements may obligate us to continue making such filings. Our shareholders may have reduced visibility as to our business and our financial condition if we fail to file such reports, which may negatively impact our shareholders in their ability to monitor our business and activity.

Our management will be able to exert significant influence over us to the detriment of minority stockholders.

Two of our executive officers and directors own approximately 50% of our outstanding common stock. These stockholders, if they act together, will continue following this offering to be able to exert significant influence on our management and affairs and all matters requiring stockholder approval, including significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing our change in control and might affect the market price of our common stock.

Exercise of options and warrants will dilute your percentage of ownership.

As of September 30, 2012, we have options to purchase 5,200,250 shares of our common stock outstanding and may issue options to purchase up to an aggregate of 4,799,750 additional shares of common stock under our 2011 Equity Incentive Plan, as amended. In the future, we may grant additional stock options, warrants and convertible securities. The exercise or conversion of stock options, warrants or convertible securities will dilute the percentage ownership of our other stockholders. The dilutive effect of the exercise or conversion of these securities may adversely affect our ability to obtain additional capital. The holders of these securities may be expected to exercise or convert them when we would be able to obtain additional equity capital on terms more favorable than these securities.

Difficulties we may encounter managing our growth could adversely affect our results of operations.

We have experienced a period of rapid and substantial growth that has placed, and if such growth continues, will continue to place, a strain on our administrative infrastructure. As our business needs expand, we intend to hire a significant number of employees. This expansion is placing a significant strain on our managerial and financial resources. To manage the expected growth of our operations and personnel, we will be required to:

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improve existing, and implement new, operational, financial and management controls, reporting systems and procedures;

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install enhanced management information systems; and

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train, motivate and manage our employees.

We may not be able to install adequate management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. If we are unable to manage growth effectively, our business would be seriously harmed.

If we lose key personnel or are unable to attract and retain additional qualified personnel we may not be able to successfully manage our business and achieve our objectives.

We believe our future success will depend upon our ability to retain our key management, including Andrew Maltin, our Chief Executive Officer and David Swartz, our President and Secretary.  We may not be successful in attracting, assimilating and retaining our employees in the future.

Our future success and our ability to expand our operations will also depend in large part on our ability to attract and retain additional qualified engineers, graphic designers, computer scientists, sales and marketing and senior management personnel. Competition for these types of employees is intense due to the high demand for them, particularly in the Orange County, California, area, where our headquarters is located. We have in the past experienced difficulty in recruiting qualified personnel. Failure to attract, assimilate and retain personnel, particularly tech and sales and marketing personnel, would have a material adverse effect on our business and potential growth.

As a result of the share exchange, MEDL became a subsidiary of ours and since we are subject to the reporting requirements of federal securities laws, this can be expensive and may divert resources from other projects, thus impairing our ability grow.

As a result of the share exchange on June 24, 2011, MEDL became a subsidiary of ours and, accordingly, is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would have been if MEDL had remained privately held and did not consummate the share exchange.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these new rules and regulations to increase our compliance costs in 2012 and beyond and to make certain activities more time consuming and costly. As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

If we fail to establish and maintain an effective system of internal control or disclosure controls and procedures are not effective, we may not be able to report our financial results accurately and timely or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. Due to our limited resources and the short period of time since becoming a public reporting company, we have not been able to conduct an assessment of MEDL’s internal control over financial reporting for 2011 and have excluded management’s assessment of internal control over financial reporting for 2011. In addition, our management concluded that our disclosure controls and procedures were not effective as of December 31, 2011 due to our limited internal resources and lack of ability to have multiple levels of transaction review. We are in the process of determining how best to change our current system and implement a more effective system however there can be no assurance that implementation of any change will be completed in a timely manner or that it will be adequate once implemented.

Our management’s relative lack of public company experience could put us at greater risk of incurring fines or regulatory actions for failure to comply with federal securities laws and could put us at a competitive disadvantage.

Two of our three officers and directors have limited experience in managing and operating a public company.  Any failure to comply or adequately comply with federal securities laws, rules or regulations could subject us to fines or regulatory actions, which may materially adversely affect our business, prospects, results of operations and financial condition.  Further, two of our three officers and directors have minimal public company experience so we may have to spend more time and money to comply with legally mandated corporate governance policies than our competitors whose management teams have public company experience.

Our stock price may be volatile.

The stock market in general, and the stock prices of technology-based and wireless communications companies in particular, have experienced volatility that often has been unrelated to the operating performance of any specific public company. The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

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changes in our industry;

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competitive pricing pressures;

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our ability to obtain working capital financing;

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additions or departures of key personnel;

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limited "public float" in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market prices of our common stock;

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sales of our common stock;

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our ability to execute our business plan;

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operating results that fall below expectations;

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loss of any strategic relationship;

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regulatory developments;

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economic and other external factors; and

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period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Our shares of common stock are very thinly traded, and the price may not reflect our value and there can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Our shares of common stock are very thinly traded, only a small percentage of our common stock is available to be traded and is held by a small number of holders and the price, if traded, may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business, among other things. We will take certain steps including utilizing investor awareness campaigns, press releases, road shows and conferences to increase awareness of our business and any steps that we might take to bring us to the awareness of investors may require we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business and trading may be at an inflated price relative to the performance of our company due to, among other things, availability of sellers of our shares. If a market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms or clearing firms may not be willing to effect transactions in the securities or accept our shares for deposit in an account. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of low priced shares of common stock as collateral for any loans.

We anticipate having our common stock continue to be quoted for trading on the OTC Bulletin Board, however, we cannot be sure that such quotations will continue. As soon as is practicable, we anticipate applying for listing of our common stock on either the NYSE Amex, The NASDAQ Capital Market or other national securities exchange, assuming that we can satisfy the initial listing standards for such exchange. We currently do not satisfy the initial listing standards, and cannot ensure that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange. Should we fail to satisfy the initial listing standards of such exchanges, or our common stock is otherwise rejected for listing and remain listed on the OTC Bulletin Board or suspended from the OTC Bulletin Board, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility. Furthermore, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

Our common stock is subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or other national securities exchange and trades at less than $5.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market upon the expiration of any statutory holding period, under Rule 144, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock.  No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on our behalf.

Investor relations activities, nominal “float” and supply and demand factors may affect the price of our common stock.

We expect to utilize various techniques such as non-deal road shows and investor relations campaigns in order to create investor awareness for our company. These campaigns may include personal, video and telephone conferences with investors and prospective investors in which our business practices are described. We may provide compensation to investor relations firms and pay for newsletters, websites, mailings and email campaigns that are produced by third-parties based upon publicly-available information concerning us. We do not intend to review or approve the content of such analysts’ reports or other materials based upon analysts’ own research or methods. Investor relations firms should generally disclose when they are compensated for their efforts, but whether such disclosure is made or complete is not under our control. Our investors may be willing, from time to time, to encourage investor awareness through similar activities. Investor awareness activities may also be suspended or discontinued which may impact the trading market of our common stock.

The SEC and FINRA enforce various statutes and regulations intended to prevent manipulative or deceptive devices in connection with the purchase or sale of any security and carefully scrutinize trading patterns and company news and other communications for false or misleading information, particularly in cases where the hallmarks of “pump and dump” activities may exist, such as rapid share price increases or decreases. We and our shareholders may be subjected to enhanced regulatory scrutiny due to the small number of holders who initially will own the registered shares of our common stock publicly available for resale, and the limited trading markets in which such shares may be offered or sold which have often been associated with improper activities concerning penny-stocks, such as the OTC Bulletin Board or the OTCQB Marketplace (Pink OTC) or pink sheets. Until such time as the restricted shares of the Company are registered or available for resale under Rule 144, there will continue to be a small percentage of shares held by a small number of investors, many of whom acquired such shares in privately negotiated purchase and sale transactions, that will constitute the entire available trading market. The Supreme Court has stated that manipulative action is a term of art connoting intentional or willful conduct designed to deceive or defraud investors by controlling or artificially affecting the price of securities. Often times, manipulation is associated by regulators with forces that upset the supply and demand factors that would normally determine trading prices. A small percentage of our outstanding common stock will initially be available for trading, held by a small number of individuals or entities. Accordingly, the supply of common stock for sale will be extremely limited for an indeterminate amount of time, which could result in higher bids, asks or sales prices than would otherwise exist. Securities regulators have often cited thinly-traded markets, small numbers of holders, and awareness campaigns as components of their claims of price manipulation and other violations of law when combined with manipulative trading, such as wash sales, matched orders or other manipulative trading timed to coincide with false or touting press releases. There can be no assurance that our or third-parties’ activities, or the small number of potential sellers or small percentage of stock in the “float,” or determinations by purchasers or holders as to when or under what circumstances or at what prices they may be willing to buy or sell stock, will not artificially impact (or would be claimed by regulators to have affected) the normal supply and demand factors that determine the price of stock.

FORWARD -LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus, except as may be required under applicable securities laws.

SELLING STOCKHOLDER

This prospectus includes up to 3,000,000 shares of common stock of the Company by the selling stockholder.

The following table details the names of the selling stockholder, the number of shares owned by the selling stockholder, and the number of shares that may be offered by the selling stockholder for resale under this prospectus. The number and percentage of shares beneficially owned is determined in accordance with Rule 1 3d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. Applicable percentage ownership is based on 43,982,809 shares of common stock outstanding as of January 31, 2013, together with securities exercisable or convertible into shares of common stock within 60 days of such date for the stockholder. Number and percentage owned after the offering assumes the sale of all shares offered under this prospectus.

The selling stockholder is not a broker-dealers or affiliate of broker-dealers. The selling stockholder may sell up to 3,000,000 shares of our common stock from time to time in one or more offerings under this prospectus. Because the selling stockholder may offer all, some or none of the shares they hold, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by the selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholder. The selling stockholder has not been an officer or director of the Company or any of its predecessors or affiliates within the last three years, nor has the selling stockholder had a material relationship with the Company except as described in the footnotes below.

Name of Selling Stockholder	Beneficial Ownership Prior to the Offering (1)	Percentage Owned Before the Offering (2)	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (3)	Percentage Owned After the Offering (3)
Alpha Capital Anstalt (3)	4,488,781	9.9%	3,000,000	1,488,781	3.3%

(1)	Includes 1,000,000 shares of our common stock issuable upon exercise of warrants.

(2)

We are prohibited from effecting an exercise of the warrants to the extent that, as a result of the exercise, the selling stockholder beneficially owns more than 9.99% in the aggregate of the outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon such exercise, except that the selling stockholder may waive such restriction upon sixty one days prior notice to us.  The number of shares and the percentage, as the case may be, in this column is reflective of this ownership limitation. In the event, this ownership limitation were not in effect, the selling stockholder would beneficially own 9.9% of the outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon exercise of the warrants.

(3)

Includes 1,000,000 shares of our common stock issuable upon exercise of warrants. Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.

(4)

Konrad Ackerman (“Mr. Ackerman”) is the director of Alpha Capital Anstalt (“Alpha”) and in such capacity may be deemed to have voting control and investment discretion over the securities held for the account of Alpha. As a result of the foregoing, Mr. Ackerman may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of any shares of our common stock deemed to be beneficially owned by Alpha.

PLAN OF DISTRIBUTION

The selling stockholder of the common stock and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCBB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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an exchange distribution in accordance with the rules of the applicable exchange;

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privately negotiated transactions;

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settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

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a combination of any such methods of sale; and

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any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. The selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

Because the selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, it will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholder.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933, as amended).

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of common stock offered by the selling stockholder.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Since June 28, 2011 our common stock has been listed on OTC Bulletin Board under the symbol MEDL. Prior to June 28, 2011, there was no market for our common stock. The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Fiscal year 2011	High	Low
Second quarter (from June 28, 2011)	$0.25	$0.25
Third quarter	$1.65	$0.75
Fourth quarter	$0.94	$0.80

Fiscal year 2012	High	Low
First Quarter	$1.15	$0.80
Second Quarter	$1.07	$0.30
Third Quarter	$0.43	$0.17
Fourth Quarter	$0.30	$0.14

Fiscal year 2013	High	Low
First Quarter (through January 31 2013)	$0.21	$0.10

There were no reported sales of our common stock on the OTC Bulletin Board during the year ended December 31, 2010. On January 31, 2013 the last reported sales price was $0.195. According to the records of our transfer agent, as of January 31, 2013, there were approximately 36 holders of record of our common stock.

Penny Stock Regulations

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock, falls within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

Dividend Policy

We have never declared or paid cash dividends on our common stock, and we do not intend to pay any cash dividends on our common stock in the foreseeable future. Rather, we expect to retain future earnings (if any) to fund the operation and expansion of our business and for general corporate purposes.

DESCRIPTION OF BUSINESS

Overview

We are primarily engaged in the monetization of mobile application software or “Apps” through four revenue generating platforms: (i) development of customized Apps for third parties to monetize their particular intellectual property, persona or brand, (ii) incubation of Apps in partnership with third parties and from a library of more than 75,000 original Apps concept submissions, (iii) sale of advertising and sponsorship opportunities directly to brands via mobile advertising networks and (iv) acquisition of Apps from other developers and use of a proprietary application programming interface, or API, to make Apps recommendations for our user base.

We have built a system for developing Apps and to date, we developed nearly 150 Apps for iPhone, iTouch, iPad and Android.

MEDL and MEDL Apps have been featured on CNBC, BBC, ABC, CBS, NBC, CNN and FOX; in the pages of Esquire, Fast Company, The New York Times, The LA Times, The Chicago Tribune, The Orange County Register, The Washington Post and The Guardian; and by top sites such as Mashable, Macworld and Gizmodo.

Industry Background and Trends

Apps are designed to help a user perform specific tasks and are generally downloaded by users from an App store directly onto their smartphone or tablet.  Apps are becoming increasingly popular. According to IDC in December 2010, worldwide mobile application downloads are forecast to reach 76.9 billion downloads in 2014, an approximate 700% increase from an estimated 10.9 billion downloads in 2010. While the foregoing industry predictions are based on publicly available third party industry reports, there are wide ranging variations in the predictions regarding the size of the future mobile applications market and undue reliance should not be placed on these statistics.

Custom Development

Our custom development arm develops Apps for customers that vary in size from small start-ups to large multinational corporations, in a diverse range of industries including retailing, fast food, air travel, medical devices, higher education and fashion.  We are typically paid a fixed price for development of the App, our customers cover the development costs and own the final work product while we retain ownership of the elements of the computer code.  As of December 31, 2011, revenues from custom development accounted for approximately 93% of our total revenues.

MEDL believes it is known for quality, strategic mobile development, securing development and consulting contracts with companies such as Taco Bell, Iconix Brand Group, Monster.com, Emirates Airlines, Teleflora, Medtronic, Kaiser Permanente and About.com.

At the present time, we prepare for our customers, packages for sale in the Apple App Store and the Google Android Marketplace. This package includes app store copy, sample screen shots and SEO tags to improve discovery of the Apps in the App stores. We are familiar with the App stores’ requirements and our average approval time is 5-10 days.  During this phase, we also work with customers to develop a custom launch plan, or to augment their existing plans. We use tools including social network marketing, viral videos, bloggers, banner marketing, public relations and integration into our clients’ existing advertising and marketing strategies to further this launch plan.  We also leverage what we believe to be our deep marketing and advertising experience to work effectively with advertising, media and PR agencies.

We also provide maintenance, reporting and upgrades and also integrate third party vendors into an App to provide a complete suite of user analytics, which allows customers to track downloads, total number of App user sessions, time spent per session, features of the App accessed and advertising click-through.

MEDL Incubator

We work with internal teams and outside partners to incubate new mobile Apps. The costs of development of partner Apps is typically covered in part by our partner and our partner provides their unique IP, perspective or licensed materials. Revenue from Apps which are developed in partnership are typically shared 50/50 with our development partners.

MEDL has secured partnerships and revenue sharing deals with partners such as Real Madrid, DJ Pauly D, Quinton “Rampage” Jackson, Walter Foster Publishing, Encyclopedia Britannica, Cheech & Chong and Iowa State University.

Additionally, MEDL receives a steady flow of new App ideas which are submitted to MEDL via our proprietary App and web portal known as “The App Incubator.” To date, more than 100,000 original App concepts have been submitted to the company via The App Incubator    If the submission passes a series of tests and reviews, it goes into development and eventually production.  All ideas submitted pursuant to the Incubator App or website become our property.  Submitters receive 25% of all gross revenues (proceeds received by us after App store commissions are taken out) generated after the “break even” point for their App (break even is defined as cost paid by us (or born by us in any way) to develop and market the App).  We evaluate Apps based on their originality, functionality, simplicity, revenue opportunity, marketability and on the submitters’ motivation and subject matter expertise.

Advertising and Sponsorship

With a growing library of mobile Apps and mobile App users, we believe we have an opportunity to derive significant revenues by charging fees to sponsors for in-App advertising and “App takeover” sponsorships. An “App takeover” sponsorship is a process by which we allow a third party to “take over” a mobile application with deeply embedded branding and marketing. Unlike traditional advertising networks which place ad campaigns into Apps which belong to third parties, MEDL wholly owns the library of Apps we seek to monetize. Therefore, we can integrate advertisers and sponsors into the actual App architecture and user experience. This strategy allows marketers to tap into the library of MEDL Apps to create their own custom versions of our Apps, allowing them to “get to market” with unique, branded Apps quickly and efficiently.

MEDL Alliance

In March 2011, we announced the MEDL Alliance, a program by which we intend to acquire completed Apps directly from developers and use our expertise to properly market and monetize the Apps and pay a portion of the profits to the original developers.  In the current crowded App market, it is very challenging for independent developers to find a market for their Apps. We believe that if properly optimized, marketed and monetized, underperforming Apps can generate substantial revenues and profits.  We believe the MEDL Alliance will allow us to bring together thousands of independent developers and tens of thousands of mobile Apps into a powerful, intelligent, monetized cross-recommendation network.  As part of the MEDL Alliance, we intend to acquire iPhone, iPad and Android Apps, improve functionality and supplement their code to make them a part of our growing App network.

The Alliance program is now in beta with the first Apps being successfully integrated into the MEDL Library. Via the Alliance, we enter into agreements with developers to pay them a certain percentage upfront for the App along with a certain share of future revenues.  The purchase price/percentage we pay for Apps depends upon several factors including percentage of completion, App history, past revenues and our projected costs to upgrade and maintain.  Our acquisition strategy focuses on the Apps that have the highest potential return on investment, based upon potential for high download fees, subscription pricing or additional in-app purchases, positive reviews, appeal to advertisers or sponsors and ability to expand a targeted segment for growth (i.e., video games, fitness or social networking).

Our MEDL API (Application Programming Interface), which consumers experience through our MEDL Shop, an “in-App vending machine”, recommends new Apps to the ever expanding base of users based on each user’s unique behavior and demographics.  The MEDL Shop also encourages peer-to-peer recommendation via social networking and community building tools such as Facebook and Twitter. The MEDL API has been launched across a number of MEDL Apps and the underlying technology is being refined to maximize the effectiveness of the recommendation engine.

The MEDL API is driven by a recommendation engine known as “The MEDL Brain” which compiles a “Detailed Anonymous Profile” for each of our users and then segments that user by “Mobile Lifestyle”. The Brain looks for patterns of usage among mobile app users and makes recommendations of new apps to users based upon their Mobile Lifestyle.

Competition

There are many companies who compete directly with our products and services.  These companies may already have an established market in our industry.  Most of these companies have significantly greater financial and other resources than us and have been developing their products and services longer than we have been developing ours.  Additionally, there are not significant barriers to entry in our industry and new companies may be created that will compete with us and other, more established companies who do not now directly compete with us, may choose to enter our markets and compete with us in the future.

In the area of custom development, we believe that MEDL is one of the leaders in the market with competition from advertising, web development and specialty mobile companies. In the area of incubation, there are many mobile developers looking to partner with individuals, companies and organizations that hold unique intellectual property. In the area of advertising and sponsorship, there are many ad networks who work with mobile advertisers to create and distribute mobile advertising campaigns. MEDL works with many of these ad networks and our business plan allows us to optimize among existing ad networks to best monetize our library. In the area of the Alliance, MEDL faces competition from other app monetization companies who seek to help independent developers to better monetize their Apps.

Intellectual Property and Proprietary Rights

In most cases, we own all tools, code, subroutines and processes contained within all of our Apps developed for custom development clients. This allows us to improve time to market and lower costs while continuing to provide cutting edge development for our clients.

Similarly, we own all tools, code, subroutines and processes contained within all of our Apps which are developed in partnership and via incubation. We also acquire the rights to all tools, code, subroutines and processes contained within all of the Apps which we acquire via the Alliance program.

Our ever growing library of “MEDL Tools” allows us to constantly improve time to market, improve functionality, cross pollinate thinking and technology, and better the quality of Apps across our entire library. We can also create entirely new Apps by combining features and functions from other Apps within the library.

Proprietary rights are important to our success and our competitive position. To protect our proprietary rights, we rely on copyright, service marks and trade secret laws, confidentiality procedures and contractual provisions.  We currently have one registered trademark and several common law trademarks.

We cannot assure you that any of our proprietary rights with respect to our products or services will be viable or of value in the future since the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in those jurisdictions. Our means of protecting our proprietary rights may not be adequate to protect us from the infringement or misappropriation of such rights by others.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights, particularly in the software and Internet-related industries. We could become subject to intellectual property infringement claims as the number of our competitors grows and our products and services overlap with competitive offerings. These claims, even if not meritorious, could be expensive to defend and could divert management’s attention from operating our company. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial award of damages and to develop non-infringing technology, obtain a license or cease selling the products that contain the infringing intellectual property. We may be unable to develop non-infringing technology or obtain a license on commercially reasonable terms, if at all.

Government Regulation

Our activities are not currently subject to any particular regulations by governmental agencies other than those routinely imposed on corporate businesses. However, the advertisers that advertise with our Apps are subject to Federal Trade Commission and state rules on advertising and marketing on the Internet, including truth-in advertising rules, online advertising disclosures and the CAN-SPAM Act (Controlling the Assault of Non-Solicited Pornography and Marketing Act) of 2003.  To date, we have not been materially impacted by these rules because our platforms are designed to ensure that proper disclosures are made in connection with every publication.  We cannot predict the impact of future regulations on either us or advertisers that advertise with our Apps.

Employees

As of September 30, 2012, we had a total of 42 employees, 36 of whom are full time employees.  None of our employees is represented by a collective bargaining agreement. We consider our relations with our employees to be good.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND  RESULTS OF OPERATIONS

Overview

We are primarily engaged in the monetization of mobile application software or “Apps” through four revenue generating platforms: (i) development of customized Apps for third parties to monetize their particular intellectual property, persona or brand, (ii) incubation of Apps in partnership with third parties and from a library of more than 75,000 original Apps concept submissions, (iii) sale of advertising and sponsorship opportunities directly to brands via mobile advertising networks, and (iv) acquisition of Apps from other developers and use of a proprietary application programming interface, or API, to make Apps recommendations for our user base.

Share Exchange

On June 24, 2011, we completed a share exchange pursuant to which we acquired all of the capital stock of MEDL Mobile, Inc., a California corporation (“MEDL”), which became our wholly owned subsidiary.  In connection with this share exchange, we discontinued our former business and succeeded to the business of MEDL as our sole line of business.  The share exchange is accounted for as a recapitalization.  MEDL is the acquirer for accounting purposes and we are the acquired company.  Accordingly, MEDL’s historical financial statements for periods prior to the acquisition have become those of the Registrant retroactively restated for, and giving effect to, the number of shares received in the share exchange.  The accumulated earnings of MEDL were also carried forward after the acquisition. Operations reported for periods prior to the share exchange are those of MEDL.

Inedible Acquisition

On February 28, 2012, we acquired Inedible Software, LLC (“Inedible”), a developer of mobile apps and related mobile app technologies whose principal asset was a customer list. While the acquisition of Inedible was structured as a purchase of an entity, we did not acquire any ongoing business operations and the purpose of the transaction was to acquire Inedible’s customer list as a conduit to Apple for future potential. As a result, Inedible became a wholly owned subsidiary of the Company. The results of operations of Inedible are included on a going forward basis from the date of acquisition, although Inedible is no longer actively engaged in any business activities.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, we evaluate our estimates, including, but not limited to, those related to investment tax credits, bad debts, income taxes and contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents. We maintain cash and cash equivalent balances at one financial institution that is insured by the Federal Deposit Insurance Corporation. Any amounts of cash in financial institutions over FDIC insured limits, expose us to cash concentration risk.

Revenue Recognition

Our main source of revenue is from the development of custom applications or “Apps” for customers. We use a hybrid method for recognizing revenue that includes elements from both ASC 985-605, Software Revenue Recognition and ASC 605-35, Construction-Type and Production-Type Contracts .

We recognize revenues in accordance with ASC 985-605 when persuasive evidence of an agreement exists, delivery of the software has occurred, the fee is fixed or determinable, and collectability is probable. Nonrecurring revenues related to perpetual license sale with multiple elements are recognized in accordance with the guidance on software revenue recognition.

When the arrangement with a customer includes significant production, modification, or customization of the software, we recognize the related revenue using the percentage-of-completion method in accordance with the accounting guidance and certain production-type contracts contained in ASC 605-35.  We use the percentage of completion method provided all of the following conditions exist:

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the contract includes provisions that clearly specify the enforceable rights regarding goods or services to be provided and received by the parties, the consideration to be exchanged and the manner and terms of settlement;

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the customer can be expected to satisfy its obligations under the contract;

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the Company can be expected to perform its contractual obligations; and

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reliable estimates of progress towards completion can be made.

We measure completion based on achieving milestones detailed in the agreements with the customers. Costs of providing services, including services accounted for in accordance with ASC 605-35, are expensed as incurred.

The following is an example of how revenue is recognized involving an arrangement with a customer that includes significant production, modification, or customization of the software: a typical project will require between 50-100 working days from beginning to end.  On average 25-50 cumulative working days are expended prior to the start of development and this work typically includes, design, storyboards, and architecture. Prior to developing the App, hard costs are incurred as a number of variables are taken into account for preparation.  Those often include the following:

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understanding the client's business situation and environment, including their competitive landscape;

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researching and establishing the goals of the App;

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understanding and researching the target and potential App use cases;

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developing a monetization strategy;

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determining functionality and articulating the functionality through a storyboard and functional specification document; and

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determining the resources and timeline needed to complete the final work product.

Therefore, since significant work has been undertaken by us, we typically receive a non-refundable payment of up to fifty (50%) percent of the proposed project contract at the time that the contract is signed or soon thereafter. The revenue is recognized at this point in time. Another twenty five (25%) percent of the contract is typically billable per stated terms of the contract and revenue is recognized at that time, typically upon release of beta version of the App. Upon completion of the App to the client typically the remaining twenty five (25%) percent is billed to the client and recognized as revenue to us.

We also generate revenue from the sale of Apps through the Apple store and other App marketplaces. This revenue is recognized in the period the App is sold to the end user on an accrual basis.

Accounts Receivable

Accounts receivable are stated at the amounts management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with ASC 740, Income Taxes . Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance to the extent that the recoverability of the asset is unlikely to be recognized. We follow ASC 740 rules governing uncertain tax positions, which provides guidance for recognition and measurement. This prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on derecognition, classification and disclosure of these uncertain tax positions.

Uncertainty in Income Taxes

Under ASC 740-10-25 recognition and measurement of uncertain income tax positions is required using a “more-likely-than-not" approach. Management evaluates their tax positions on an annual basis.

Research and Development

We incur costs on activities that relate to research and development of new technology and products. Research and development costs are expensed as incurred.

Fair Value of Financial Instruments

We adopted ASC 820, Fair Value Measurements and Disclosure , for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition   for fair value to be applied to existing US GAAP that require the use of fair value measurements which establishes a framework for measuring   fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC-820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The carrying amounts reported in the balance sheet for cash, accounts payable, and accrued liabilities approximate their estimated fair market value based on the short-term maturity of this instrument.

In addition, FASB ASC 825-10-25 Fair Value Option was effective for January 1, 2008. ASC 825-10-25 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value.

Goodwill and Other Intangible Assets

In accordance with ASC 350-30-65 (formerly SFAS 142, Goodwill and Other Intangible Assets ), we assess the impairment of identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Intangible assets were comprised of website assets. Factors we consider to be important which could trigger an impairment review include the following:

1. Significant underperformance relative to expected historical or projected future operating results;

2. Significant changes in the manner of use of the acquired assets or the strategy for the overall business; and

3. Significant negative industry or economic trends.

When we determine that the carrying value of intangibles may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, we record an impairment charge. We measure any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows.

Stock Based Compensation

We apply ASC 718-10 and ASC 505-50 (formerly SFAS 123R) in accounting for stock options issued to employees. The amount of compensation cost for share-based payments is measured based upon the fair value on the grant date of the equity instruments issued. For stock options issued to non-employees, we apply the same standard.

Results of Operations

Three Months Ended September 30, 2012 Compared to Three Months Ended September 30, 2011 (unaudited)

The following table presents our results of operations for the three months ended September 30, 2012 compared to the three months ended September 30, 2011.

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	$ Change	% Change
Revenues	$1,118,232	$705,028	$413,204	59%

Cost of goods sold	912,076	369,673	542,403	147%

Gross profit	206,156	335,355	(129,199)	-39%

Expenses:
Selling, general and administrative	1,000,144	611,322	388,822	64%

Loss from Operations	(793,988)	(275,967)	(518,021)	188%

Other income (expense):
Decrease in fair value of warrants	93,948	-	93,948	100%

Net loss	$(700,040)	$(275,967)	$(424,073)	154%

Revenues

Revenues for the three months ended September 30, 2012 increased to $1,118,232 as compared to $705,028 for the three months ended September 30, 2011, an increase of $413,204 or 59%. The increase is primarily attributable to growth of our customer base through our direct sales efforts. The revenue increase was driven by the demand for the development of customized mobile applications for third parties to monetize their particular intellectual property, persona or brand. Specifically, there has been significant growth in the demand for mobile applications with a limited supply of qualified developers available to meet the demand. Based upon our success with past clients, we have become a preferred vendor in long-term relationships with some of our larger customers, yielding organic revenue growth. In addition, our services have expanded resulting in increased project fees. Historically, we have been tasked to develop mobile front-end applications.  However, more recently we have worked on more expansive projects including back-end development and website development, as well as marketing and monetization strategies.

Based on the unpredictability of market and customer demand, we cannot accurately predict revenue trends on a quarter-to-quarter basis.

Cost of Goods Sold

Cost of goods sold for the three months ended September 30, 2012 increased to $912,076 as compared to $369,673 for the three months ended September 30, 2011, an increase of $542,403 or 147%. The increase is primarily due to the increase in employees and outside contractors to fulfill customer orders for new mobile applications. The additional employees included developers, project managers, visual architects, and graphic designers. This trend of hiring will be dependent on the growth of future revenue and the related commitments to complete development projects on a timely basis.

Gross Profit

Gross profit for the three months ended September 30, 2012 decreased to $206,156 as compared to $335,355 for the three months ended September 30, 2011, a decrease of $129,199 or 39%. The gross profit decreased due to increased cost of goods sold as discussed above.

Operating Expenses

Operating expenses for the three months ended September 30, 2012 increased to $1,000,144 as compared to $611,322 for the three months ended September 30, 2011, an increase of $388,822 or 64%. The increase is primarily attributable to a $235,422 increase in support staff and sales and marketing staff, a $29,946 increase in rent expense due to moving into new corporate offices, a $40,479 increase in bad debt expense and a $47,723 increase in costs associated with being a public company, which include legal and accounting costs, stock option expense, and investor relations expense. In addition, there was $58,438 of increased expense for the expansion of the MEDL advertising and acquisition teams in which new employees were hired to develop an advertising business and to acquire new apps for the MEDL platform. These expenses are all recurring in nature.

Other Income/Expenses

Other income for the three months ended September 30, 2012 increased to $93,948 as compared to $0 for the three months ended September 30, 2011, an increase of $93,948 or 100%. The increase is attributable to the decrease in the fair value of warrants issued in a private placement in March 2012.

Net Loss

Net loss for the three months ended September 30, 2012 increased to $700,040 as compared to $275,967 for the three months ended September 30, 2011, an increase of $424,073 or 154%. The increase in net loss was a result of the increase in costs at a faster rate than the revenue growth of the company as discussed above.

Nine Months Ended September 30, 2012 Compared to Nine Months Ended September 30, 2011 (unaudited)

The following table presents our results of operations for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011.

	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011	$ Change	% Change
Revenues	$2,712,892	$1,656,751	$1,056,141	64%

Cost of goods sold	1,651,949	780,434	871,515	112%

Gross profit	1,060,943	876,317	184,626	21%

Expenses:
Selling, general and administrative	3,482,154	1,357,511	2,124,643	157%

Loss from Operations	(2,421,211)	(481,194)	(1,940,017)	403%

Other income (expense):
Decrease in fair value of warrants	447,976	-	447,976	100%
Interest expense	-	(2,712)	2,712	-100%
Total Other Income (Expense)	447,976	(2,712)	450,688

Net loss	$(1,973,235)	$(483,906)	$(1,489,329)	308%

Revenues

Revenues for the nine months ended September 30, 2012 increased to $2,712,892 as compared to $1,656,751 for the nine months ended September 30, 2011, an increase of $1,056,141 or 64%. The increase is primarily attributable to growth of our customer base through our expanded sales efforts and referrals from existing customers. The revenue increase was driven by the demand for the development of customized mobile applications for third parties to monetize their particular intellectual property, persona or brand. Specifically, there has been significant growth in the demand for mobile applications with a limited supply of qualified developers available to meet the demand. Based upon our success with past clients, we have become a preferred vendor in long-term relationships with some of our larger customers, yielding organic revenue growth. In addition, our services have expanded resulting in increased project fees. Historically, we have been tasked to develop mobile front-end applications.  However, more recently we have worked on more expansive projects including back-end development and website development, as well as marketing and monetization strategies.

Based on the unpredictability of market and customer demand, we cannot accurately predict revenue trends on a quarter to quarter basis.

Cost of Goods Sold

Cost of goods sold for the nine months ended September 30, 2012 increased to $1,651,949 as compared to $780,434 for the nine months ended September 30, 2011, an increase of $871,515 or 112%. The increase is primarily due to the increase in employees and outside contractors to fulfill customer orders for new mobile applications. The additional employees included developers, project managers, visual architects, and graphic designers. This trend of hiring will be dependent on the growth of future revenue and the related commitments to complete development projects on a timely basis.

Gross Profit

Gross profit for the nine months ended September 30, 2012 increased to $1,060,943 as compared to $876,317 for the nine months ended September 30, 2011, an increase of $184,626 or 21%. The gross profit increased due to the additional business and related revenue generated which utilized both existing employees and new employees in producing the mobile applications finished product for our customers.

Operating Expenses

Operating expenses for the nine months ended September 30, 2012 increased to $3,482,154 as compared to $1,357,511 for the nine months ended September 30, 2011, an increase of $2,124,643 or 157%. The increase is primarily attributable to an increase of $981,646 in support staff, sales and marketing staff, increased rent expense of $82,582 for new corporate offices, as well as $227,004 in costs associated with being a public company which include legal and accounting costs, stock option expense, investor relations and public relations expense. In addition, there was $214,346 of increased expense for the expansion of the MEDL advertising and acquisition teams in which new employees were hired to develop an advertising business and to acquire new apps for the MEDL platform, an increase in bad debt expense of $114,720, and an increase in marketing expense of $153,231 as the company increased its marketing efforts including attending more trade shows. These expenses are all recurring in nature.

Other Income/Expenses

Other income for the nine months ended September 30, 2012 increased to $447,976 as compared to $0 for the nine months ended September 30, 2011, an increase of 100%. The increase is attributable to the decrease in the fair value of warrants issued in a private placement in March 2012.  Other expenses for the nine months ended September 30, 2012 decreased to $0 as compared to $2,712 for the nine months ended September 30, 2011, a decrease of $2,712 or 100%. The decrease is attributable to no interest expense in 2012.

Net Loss

Net loss for the nine months ended September 30, 2012 increased to $1,973,235 as compared to $483,906 for the nine months ended September 30, 2011, an increase of $1,489,329 or 308%. The loss was a result of the increase in costs at a faster rate than the revenue growth of the company as discussed above.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

The following table presents our results of operations for the year ended December 31, 2011 compared to the year ended December 31, 2010.

	Year Ended December 31, 2011	Year Ended December 31, 2010

Revenue	$2,274,535	$823,018

Cost of Goods Sold	1,161,038	472,078

Gross Profit	1,113,497	350,940

Total Expenses:	2,863,343	231,892

Net (Loss) Profit before Interest Expense	(1,749,846)	119,048

Interest Expense	(2,712)	0

Net (Loss) Profit	$(1,752,558)	$119,048

Revenues

Revenues for the year ended December 31, 2011 increased to $2,274,535 as compared to $823,018 for the year ended December 31, 2010, an increase of $1,451,517 or 176%. The increase is primarily attributable to growth of our customer base through our expanded sales force and referrals from existing customers. The revenue increase was driven by the demand for the development of customized mobile applications for third parties to monetize their particular intellectual property, persona or brand . Specifically, there has been significant growth in the demand for mobile applications with a limited supply of qualified developers available to meet the demand. Based upon our success with past clients, we have become a preferred vendor in long-term relationships with some of our larger customers, yielding organic revenue growth.

In addition, our services have expanded resulting in increased project fees. Historically, we have been tasked to develop mobile front-end applications. However, more recently we have worked on more expansive projects including back-end development and website development, as well as marketing and monetization strategies.

Based on the unpredictability of market and customer demand, we cannot accurately predict revenue trends on a quarter to quarter basis.

Cost of Goods Sold

Cost of goods sold for the year ended December 31, 2011 increased to $1,161,038 as compared to $472,078 for the year ended December 31, 2010, an increase of $688,960 or 146%. The increase is primarily due to the addition of additional employees and outside contractors to fulfill customer orders for new mobile applications. The additional employees included developers, project managers, visual architects, and graphic designers. This trend of hiring will be dependent on the growth of future revenue and the related commitments to complete development projects on a timely basis.

Gross Profit

Gross profit for the year ended December 31, 2011 increased to $1,113,497 as compared to $350,940 for the year ended December 31, 2010, an increase of $762,557 or 217%. Our gross profit increased due to the additional business and related revenue generated which utilized both existing employees and new employees in producing the mobile applications finished product for our customers.

Operating Expenses

Operating expenses for the year ended December 31, 2011 increased to $2,863,343 as compared to $231,892 for the year ended December 31, 2010, an increase of $2,631,451 or 1,135%. The increase is primarily attributable to salaries paid to our officers, who had previously not been paid in the prior year, the increase in support staff, sales and marketing staff, costs of moving into new corporate offices and legal and accounting costs incurred with the sale of stock and corporate filings with the Securities and Exchange Commission as well as costs associated with being a public company which include stock option expense, investor relations and public relations expense. These expenses are all recurring in nature, and the rate of increase in these expenses are expected to slow substantially as we complete the expansion of our internal infrastructure over the next couple of quarters.

Net Loss

Net loss for the year ended December 31, 2011 was ($1,752,558), as compared to a net profit of $119,048 for the year ended December 31, 2010, a decrease of $1,871,606 or 1,572%. The loss was a result of the increase in costs at a faster rate than the revenue growth of the company could support these increased costs as discussed above.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

Our business is still in the early stages, having commenced operations on March 4, 2009. At September 30, 2012 and December 31, 2011, we had cash of $944,034 and $1,075,307, respectively and working capital of $627,830 and $1,281,354 ..

Net cash used in operating activities for the nine months ended September 30, 2012 was $1,542,025 compared to net cash used in operating activities of $681,604 for the nine months ended September 30, 2011.  The increase in net cash used in operating activities was primarily attributable to the $1,973,235 net loss for the period versus a net loss of only $483,906 for the nine months ended September 30, 2011.   Net cash used in investing activities for the nine months ended September 30, 2012 was $77,524 as compared to net cash used in investing activities of $61,301 for the nine months ended September 30, 2011. The increase in net cash used in investing activities was attributable to fixed asset purchases.  Net cash provided by financing activities for the nine months ended September 30, 2012 was $1,488,276 as compared to net cash provided by financing activities of $2,459,466 for the nine months ended September 30, 2011. Net cash provided by financing activities was primarily the result of $1,485,000 of net proceeds from a private placement described below that closed on March 28, 2012.

Net cash used in operating activities for the year ended December 31, 2011 was ($1,351,964) compared to net cash provided by in operating activities of $64,874 for the year ended December 31, 2010.  The increase in net cash used in operating activities was primarily attributable to the $(1,752,558) of net loss for the period along with an increase of $330,553 in accounts receivable.  Net cash used in investing activities for the year ended December 31, 2011 was ($72,877) as compared to ($7,700) for the year ended December 31, 2010. The increase in net cash used in investing activities was due to the purchase of computer equipment.  Net cash provided by financing activities for the year ended December 31, 2011 was $2,459,466 as compared to net cash used in financing activities of ($58,750) for the year ended December 31, 2010. Net cash provided by financing activities was the result of $2,500,000 of proceeds (including conversion of bridge notes) from a private placement that closed on June 24, 2011 partially offset by a repayment of $40,534 in shareholder loans.

To date we have financed our operations through internally generated revenue from operations, the sale of our equity, the issuance of notes and loans from a shareholder. To date, we have received an aggregate of $125,000 of investor funds directly into our Hang With subsidiary in a private placement intended to be exempt under Rule 506 of Regulation D and Regulation S.

In connection with the closing of the share exchange on June 24, 2011, we sold 10,000,000 shares of our common stock at a purchase price of $0.25 per share in a private placement to accredited investors, resulting in aggregate gross proceeds of $2,500,000 (including the exchange of bridge notes in the aggregate principal amount of $300,000).

On March 28, 2012, we entered into a securities purchase agreement with an accredited investor whereby we sold an aggregate of 1,000,000 units (the “Units”), each Unit comprised of three shares of our common stock and a warrant to purchase one share of our common stock at a price per Unit of $1.50. As a result of the sale, which closed on the same day as entering into the securities purchase agreement, we issued to the investor 3,000,000 shares of our common stock and a warrant to purchase 1,000,000 shares of our common stock for an aggregate purchase price of $1,500,000. The warrant has a three year term and may be exercised at an exercise price of $0.90 per share, subject to adjustment in the case of stock splits, distributions, reorganizations, recapitalizations and the like, and may be exercised on a cashless basis under certain circumstances. The warrant contains full ratchet anti-dilution protection in the case of a share issuance for consideration less than the then exercise price of the warrant, subject to customary exceptions. The securities purchase agreement also grants the investor demand registration rights, piggyback registration rights and a right of participation in certain future offerings.

We do not have any material commitments for capital expenditures during the next twelve months. Although we believe our net revenues and proceeds from the above described private placement are currently sufficient to fund our operating expenses for the next twelve months, we may seek to raise additional funds in the future particularly if we are unable to generate positive cash flow as a result of our operations or require additional capital to expand our operations. Therefore our future operations may be dependent on our ability to secure additional financing.  Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and a downturn in the U.S. equity and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. The inability to obtain additional capital may restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we may have to curtail our marketing and development plans and possibly cease our operations.

Off Balance Sheet Arrangements

We do not engage in any activities involving variable interest entities or off-balance sheet arrangements.

Recent Accounting Pronouncements

We do not believe that the adoption of any recently issued accounting standards will have a material effect on our financial position and results of operations.

DESCRIPTION OF PROPERTY

Our principal executive offices occupy approximately 4,500 square feet in Fountain Valley, California under a sublease that we entered into in January 2011 that expires in November 2015. We also lease 4,800 square feet in Fountain Valley, California under a lease term from September 2011 that expire in February 2013. Future rent payments for both leases are anticipated to be $134,980 in 2012, $94,680 in 2013, $85,860 in 2014 and $87,660 in 2015. We sublease our 4,500 square feet property from a company that Mr. Maltin, our Chief Executive Officer, and his wife are shareholders.  We believe that our facilities are leased at market rates.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding. We are not aware of any pending legal proceeding to which any of our officers, directors, or any beneficial holders of 5% or more of our voting securities are adverse to us or have a material interest adverse to us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following persons are our executive officers and directors and hold the positions set forth opposite their respective names.

Name	Age	Position
Andrew Maltin	42	Chief Executive Officer and Director
David Swartz	43	President, Secretary and Director
Murray Williams	42	Chief Financial Officer

The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers, directors and key employees are as follows:

Andrew Maltin has served as our Chief Executive Officer and director since June 24, 2011. Mr. Maltin co-founded MEDL Mobile, Inc. with Mr. Swartz in March 2009.   Prior to founding MEDL Mobile, Mr. Maltin served as the Chief Executive Officer of Momentum Gaming, Inc., where he led the company's marketing, business development and technology efforts to build a world class online gaming infrastructure which both operated independently and licensed its technology to several of the world's leading gaming sites. He has been featured in Entrepreneur, 944, Success, The Wall Street Journal and The LA Times. He holds a Bachelor of Arts degree in Marketing from California State University, Northridge, and an Entrepreneurial Degree from the University of Southern California. Mr. Maltin was appointed as a director based on his industry knowledge and his experience as the founder of MEDL.

David Swartz has served as our President, Secretary and director since June 24, 2011. Mr. Swartz co-founded MEDL Mobile, Inc. with Mr. Swartz in March 2009 and has served as MEDL’s creative director since its inception.  Mr. Swartz has served as the Chief Executive Officer and Creative Director of 42Doh, Inc. from 2007 to the present, where he worked directly with marketing clients to strategize, create and implement innovative marketing campaigns. Prior to 42Doh, from 2006 until 2007 Mr. Swartz served as the Creative Director of DGWB Advertising, named by Creativity Magazine as one of the top 20 Creative Agencies in the U.S. At DGWB, Mr. Swartz led strategic and creative marketing efforts for regional and national advertising accounts in a variety of industries such as publishing, banking, multi-unit retail, fast food, healthcare and technology.  Mr. Swartz holds a Bachelor of Science in Communications from Boston University. Mr. Swartz was appointed as a director based on his industry knowledge and his experience as the founder of MEDL.

Murray Williams has served as our Chief Financial Officer since November 14, 2012. Mr. Williams is the founder, President and CEO of FA Corp (“FA”), an independent consulting firm providing accounting and finance services for various companies since August 2001. From March 2008 until September 2011 Mr. Williams served as the Chief Financial Officer, Treasurer and Secretary of GTX Corp, a public company engaged in the commercialization of miniaturized assisted GPS tracking and cellular location-transmitting technologies. From February 2007 until March 2008, Mr. Williams was an independent business and financial consultant to individuals and development stage companies.  From June 2005 to February 2007, Mr. Williams was the Chief Financial Officer of Interactive Television Networks, Inc., a public company and a leading provider of Internet Protocol Television hardware, programming software and interactive networks. Mr. Williams was one of the founding members of Buy.Com, Inc., became an employee in February 1998, was the chief financial officer and worked with the company until August 2001.  During his three and a half year tenure, Buy.com sold over $1 billion in products and Mr. Williams created and developed the finance, legal, business development and H/R departments, raised $225 million in private funding, took the company public in February 2000 with a $2 billion valuation and managed Buy.Com’s expansion into Europe, Canada and Australia.  From January 1993 through January 1998, Mr. Williams was employed with KPMG Peat Marwick, LLP, and last served as a Manager in their assurance practice where he managed a team of over 20 professionals specializing in financial services.  Mr. Williams has helped take seven companies public since February 2000.  Mr. Williams is a CPA and received his license in 1995.  Mr. Williams received degrees in both Accounting and Real Estate from the University of Wisconsin-Madison in 1992.

Board Qualification

The Board believes that each of our directors is highly qualified to serve as a member of the Board. Each of the directors has contributed to the mix of skills, core competencies and qualifications of the Board. When evaluating candidates for election to the Board, the Board seeks candidates with certain qualities that it believes are important, including integrity, an objective perspective, good judgment, leadership skills. Our directors are highly educated and have diverse backgrounds and talents and extensive track records of success in what we believe are highly relevant positions.

Term of Office

Each director is elected until our next annual meeting and until their successor is duly elected and qualified. The Board of Directors may also appoint additional directors up to the maximum number permitted under our by-laws. Each executive officer serves at the discretion of the Board of Directors and holds office until their successor is elected or until their resignation or removal in accordance with our articles of incorporation and by-laws.

Family Relationships

There are no family relationships between or among the above directors and/or executive officers.

Involvement in Certain Legal Proceedings

Except as set forth in the director and officer biographies above, to the Company’s knowledge, during the past ten (10) years, none of the Company’s directors, executive officers, promoters, control persons, or nominees has been:

•

the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•

convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•

subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•

found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Board Independence

We currently have two directors serving on our Board of Directors, Mr. Maltin and Mr. Swartz.  We are not a listed issuer and, as such, are not subject to any director independence standards. Using the definition of “independent director,” as defined by Section 5605(a)(2) of the rules of the Nasdaq Stock Market, neither Mr. Maltin and Mr. Swartz would be considered an independent director of the Company.

Board Committees

We established an audit committee of the board of directors on June 24, 2011 however there are no members currently serving on the audit committee. We expect to appoint a nominating committee and compensation committee, and to adopt charters relative to each such committee, in the future.  Given our size and the development of our business to date, we believe that the board through its meetings can presently perform all of the duties and responsibilities which might be contemplated by such committees.

Except as may be provided in our bylaws, we do not currently have specified procedures in place pursuant to which whereby security holders may recommend nominees to the Board of Directors.

Code of Ethics

We have not yet adopted a Code of Ethics although we expect to as we develop our infrastructure and business.

Board Leadership Structure and Role in Risk Oversight

Due to the small of the Company, we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined.

Our Board is primarily responsible for overseeing our risk management processes on behalf of our board of directors. The Board receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our assessment of risks. The Board focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our Company are consistent with the Board’s appetite for risk. While the Board oversees our risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing us and that our board leadership structure supports this approach.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth, for our last two fiscal years, the compensation earned by Andrew Maltin, our current Chief Executive Officer, Dave Swartz, our current President and Secretary, Murray Williams, our current Chief Financial Officer, Paul Caceres, our former Chief Financial Officer and David Liebarman, our former Chief Financial Officer.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Andrew Maltin Chief Executive Officer (1)
	2012	200,000	-	-	-	-	-	-	200,000
	2011	100,000	-	-	280,000	-	-	-	380,000
Dave Swartz President and Secretary (2)
	2011	200,000	-	-	-	-	-	-	200,000
	2011	100,000	-	-	280,000	-	-	-	380,000
Murray Williams Chief Financial Officer (3)
	2012	3,807	-	17,750	-	-	-	-	21,557
	2011	-	-	-	-	-	-	-	-

Paul Caceres Former Chief Financial Officer (4)
	2012	96,722	-	-	-	-	-	-	96,722
	2011	10,000	-	-	-	-	-	-	10,000
David Lieberman Former Chief Financial Officer (5)
	2012	-	-	-	-	-	-	-	-
	2011	25,800	-	-	50,000	-	-	-	75,800

(1)

Mr. Maltin is our Chief Executive Officer and is a director. On June 24, 2011, Mr. Maltin was granted, under our 2011 Equity Incentive Plan, an option to purchase 1,000,000 shares of common stock at an exercise price of $0.275 per share of which one quarter vested on March 4, 2010 with the balance vesting over the next three years in equal monthly installments subject to continued service at each vesting date.   In 2012, 250,000 of those options were cancelled.

(2)

Mr. Swartz is our President, Secretary and is a director. On June 24, 2011, Mr. Swartz was granted, under our 2011 Equity Incentive Plan, an option to purchase 1,000,000 shares of common stock at an exercise price of $0.275 per share of which one quarter vested on March 4, 2010 with the balance vesting over the next three years in equal monthly installments subject to continued service at each vesting date.   In 2012, 250,000 of those options were cancelled.

(3)

Mr. Williams was hired as our Chief Financial Officer effective November 14, 2012.  Mr. Williams was awarded 250,000 restricted shares of our common stock under our 2011 Equity Incentive Plan vesting in eight equal quarterly installments over two years commencing on the date of his appointment.

(4)	Mr. Caceres was hired as our Chief Financial Officer effective December 1, 2011 and resigned on November 8, 2012.

(5)

Mr. Lieberman resigned as our Chief Financial Officer, on November 25, 2011, effective November 30, 2011. On June 24, 2011, Treasurer and director, Mr. Lieberman was granted, under our 2011 Equity Incentive Plan, an option to purchase 200,000 shares of common stock at an exercise price of $0.25 per share of half which vested upon grant and the other half of which vest on December 26, 2011 subject to continued service at vesting. These options have since expired without being exercised.

(6)

The fair value of each stock award was estimated on the grant date using the Black-Scholes option-pricing model. See Note 7 to the financial statements for a description of the assumptions used in estimating the fair value of stock options. There were no option grants during 2010. Options are awarded by the Board of Directors based upon a multitude of factors.  In the case of Mr. Maltin and Mr. Swartz, factors include the role each played in the founding of the Company, below market compensation for executives in their capacities, uncompensated periods of service, length of service and the desire to retain their services.  Mr. Lieberman served the Company as a part time executive, and joined the Company only during 2011 and has not continued to be engaged by the Company during 2012, accordingly he received a lesser award of options than the founders.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2012, the following named executive officers had the following unexercised options, stock that has not vested, and equity incentive plan awards:

Option Awards (1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	# Un- exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Not Vested	Market Value of Shares or Units Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested	Value of Unearned Shares, Units or Other Rights Not Vested
Andrew Maltin	750,000 (1)	-	-	$0.275	6/24/2021	-	-	-	-
Dave Swartz	750,000 (1)	-	-	$0.275	6/24/2021	-	-	-	-
Murray Williams	-	-	-	-				250,000 (2)	$17,750

(1)

All options in the table above were granted on June 24, 2011 and vested one-quarter on March 4, 2010 with the balance vesting over two years in equal monthly installments, subject to continued service at each vesting date.

(2)

Mr. Williams was awarded 250,000 restricted shares of our common stock under our 2011 Equity Incentive Plan vesting in eight equal quarterly installments over two years commencing on the date of his appointment.

Equity Compensation Plan Information

On June 24, 2011, our board adopted the 2011 Equity Incentive Plan which was subsequently amended on May 1, 2012. The 2011 Equity Incentive Plan reserves 10,000,000 shares of common stock for grant to directors, officers, consultants, advisors or employees of the Company.  As of December 31, 2011, there were options issued to purchase 5,302,000 shares under the plan, of this amount there are vested options exercisable into 3,256,600 shares of common stock of which options exercisable for 1,879,600 shares of common stock have been issued to employees and options exercisable for 1,377,000 shares of common stock have been issued to non-employees. As of December 31, 2011, the Company had approximately 698,000 shares reserved for future grant under its Plan and there were no shares exercised during the year ended December 31, 2011.

Employment Agreements

On June 24, 2011, we entered into an employment agreement with Mr. Maltin and Mr. Swartz to serve as our Chief Executive Officer and President, respectively. The term of each employment agreement is two years renewable for additional one year periods in accordance with the terms of the employment agreement. Mr. Maltin and Mr. Swartz are each entitled to receive an annual base salary of $200,000, with such upward adjustments to the base salary as shall be determined by the board in its sole discretion.  Mr. Maltin and Mr. Swartz are also each entitled to receive an annual bonus amount that is tied to the attainment of certain financial targets as set forth in the employment agreement. The employment agreement provides for the clawback of the annual bonus and all stock based compensation under certain conditions.  In the event that Mr. Maltin or Mr Swartz terminate their respective employment agreements for good reason (which includes under certain circumstances a change of control), or we terminate the employment agreement without cause, they shall be entitled to receive severance equal to their base salary and annual bonus during the prior twelve months, as in effect as of the date of termination.

On November 16, 2011 we entered into a consulting agreement, pursuant to which, Mr. Caceres shall receive $10,000 per month for his services. The consulting agreement may be terminated by us or Mr. Caceres without cause upon four weeks’ prior written notice or at any time by us or Mr. Caceres for cause. On November 8, 2012, Mr. Caceres resigned as our Chief Financial Officer.

Pursuant to an offer letter entered into on October 24, 2012 with Mr. Williams, he shall be employed as our Chief Financial Officer for a base amount of $2,500 per month plus $100 per hour for each hour over 25 hours per month that Mr. Williams spends working for us. In addition, we awarded Mr. Williams 250,000 restricted shares of our common stock under our 2011 Equity Incentive Plan vesting in eight equal quarterly installments over two years commencing on the date of his appointment.  We have also entered into a consulting agreement with FA Corp, a company owned and controlled by Mr. Williams, for the provision of financial and bookkeeping related services by FA Corp at the rate of $100 per hour. The consulting agreement commences on November 26, 2012 and shall continue unless terminated by either party by giving written notice to the other party.

Director Compensation

We have not adopted compensation arrangements for members of our board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related party transactions.

Our principal executive offices occupy approximately 4,500 square feet in Fountain Valley, California under a sublease that we entered into in January 2011 that expires in November 2015. We sublease this property from a company that Mr. Maltin, our Chief Executive Officer, and his wife are shareholders.  We believe that our facilities are leased at market rates.  The sublease was entered into in January 2011 and shall expire in November 2015.  Future rent payments are anticipated to be $74,480 in 2012, $82,080 in 2013, $85,860 in 2014 and $87,660 in 2015.

During the fiscal year ended December 31, 2010, Mr. Maltin and Mr. Swartz each loaned MEDL $20,267 for an aggregate amount of $40,534.  The principal on the loans did not incur any interest and MEDL repaid the loan amounts in full in several payments during the first quarter of 2011.

Procedures for Approval of Related Party Transactions

Our Board of Directors is charged with reviewing and approving all potential related party transactions.  All such related party transactions must then be reported under applicable SEC rules. We have not adopted other procedures for review, or standards for approval, of such transactions, but instead review them on a case-by-case basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 31, 2013 regarding the beneficial ownership of our common stock by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock; (ii) each executive officer and director; and (iii) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o MEDL Mobile Holdings, Inc., 18475 Bandilier Circle, Fountain Valley, California. Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of January 31, 2013, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned (1)

Andrew Maltin (2)	10,662,866	23.8%
David Swartz (3)	10,662,865	23.8%
Murray Williams (4)	250,000	*
Alpha Capital Anstalt (5)	4,488,781	9.9%
All executive officers and directors as a group (3 persons)	21,575,731	48.2%

* Less than 1%

(1)	Based on 43,982,309 shares of common stock outstanding as of January 31, 2013.

(2)

Mr. Maltin is our Chief Executive Officer and is a director. Includes 50,000 shares of common stock held by Mr. Maltin's wife and 750,000 shares of common stock issuable upon exercise of stock options.

(3)	Mr. Swartz is our President, Secretary and is a director. Includes 50,000 shares of common stock held by Mr. Swartz's wife and 750,000 shares of common stock issuable upon exercise of stock options.

(4)

Mr. Williams is our Chief Financial Officer. Includes 250,000 restricted shares of our common stock under our 2011 Equity Incentive Plan vesting in eight equal quarterly installments over two years commencing on November 14, 2012.

(5)

Konrad Ackerman (“Mr. Ackerman”) is the director of Alpha Capital Anstalt (“Alpha”) and in such capacity may be deemed to have voting control and investment discretion over the securities held for the account of Alpha. As a result of the foregoing, Mr. Ackerman may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of any shares of our common stock deemed to be beneficially owned by Alpha. The address of Alpha is Pradafant 7, 9490 Furstentums, Vaduz, Lichetenstein. Includes 1,000,000 shares of our common stock issuable upon exercise of warrants at $0.90 per share. We are prohibited from effecting an exercise of the warrants to the extent that, as a result of the exercise, the holder of such shares beneficially owns more than 9.99% in the aggregate of the outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon such exercise, except that the holder may waive such restriction upon sixty-one days prior notice to us.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This prospectus includes up to 3,000,000 shares of common stock of the Company by the selling stockholder.

Authorized Capital Stock

We have authorized 510,000,000 shares of capital stock, par value $0.001 per share, of which 500,000,000 are shares of common stock and 10,000,000 are shares of “blank-check” preferred stock.

Capital Stock Issued and Outstanding

As of January 31, 2013, we have issued and outstanding securities on a fully diluted basis:

•

43,982,309 shares of common stock;

•

warrants to purchase an aggregate of 1,000,000 shares of common stock;

•

options to purchase an aggregate of 5,523,000 shares of common stock;

Common Stock

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Except with respect to a right of participation contractually granted to the selling stockholder, our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this private placement are fully paid and non-assessable. We refer you to our articles of incorporation, bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Dividend Policy

We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. We currently intend to use all our available funds to develop our business. We can give no assurances that we will ever have excess funds available to pay dividends.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute ("NRS"). NRS Section 78.7502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006.

EXPERTS

The financial statements included in this registration statement on Form S-1 have been so included in reliance on the consolidated report of KBL, LLP, an independent registered public accounting firm, given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common shares offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.medlmobile.com/ . You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information and other content contained on our website are not part of the prospectus.

MEDL MOBILE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2012	December 31, 2011
ASSETS	(unaudited)
Current assets:
Cash	$944,034	$1,075,307
Accounts receivable, less allowance for doubtful accounts of $91,054 and $108,000, respectively	444,006	479,176
Prepaid expenses	64,084	9,800
Total current assets	1,452,124	1,564,283

Fixed assets, net of depreciation:	112,424	63,997

Other assets:
Security deposits	21,147	19,857
Intangible asset-customer base, net of amortization	123,000	—
Total other assets:	144,147	19,857

Total assets:	$1,708,695	$1,648,137

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$509,544	$219,569
Accrued compensation expenses	198,566	63,360
Deferred Revenue	116,184	—
Total current liabilities:	824,294	282,929

Long term liabilities:
Deferred lease	39,501	10,249
Derivative liability	53,612	—
Total long term liabilities:	93,113	10,249

Total liabilities:	917,407	293,178

Stockholders' equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding.	—	—
Common stock, $0.001 par value, 500,000,000 shares authorized;43,532,309 issued and outstanding at September 30, 2012 and 40,025,000 issued and outstanding at December 31, 2011	43,533	40,025
Additional paid-in capital	4,528,577	3,122,520
Accumulated deficit	(3,780,822)	(1,807,586)

Total stockholders' equity	791,288	1,354,959

Total liabilities and stockholders' equity	$1,708,695	$1,648,137

The accompanying notes are an integral part of these financial statements

MEDL MOBILE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the three months ended September 30, 2012	For the three months ended September 30, 2011	For the nine months ended September 30, 2012	For the nine months ended September 30, 2011
Revenues	$1,118,232	$705,028	$2,712,892	$1,656,751

Cost of goods sold	912,076	369,673	1,651,949	780,434

Gross profit	206,156	335,355	1,060,943	876,317

Expenses:
Selling, general and administrative	1,000,144	611,322	3,482,154	1,357,511
Total expenses	1,000,144	611,322	3,482,154	1,357,511

Net loss before other income (expense)	(793,988	(275,967	(2,421,211	(481,194

Other income (expense):
Decrease in fair value of warrants	93,948	—	447,976	—
Interest expense		—		(2,712
Total other income (expense)	93,948	—	447,976	(2,712

Net loss	$(700,040)	$(275,967)	$(1,973,235)	$(483,906)

NET LOSS PER COMMON SHARE
Basic and Diluted	$(0.02)	$(0.01)	$(0.05)	$(0.03)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and Diluted	43,520,923	40,000,000	42,455,871	19,222,934

The accompanying notes are an integral part of these financial statements

MEDL MOBILE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the nine months ended September 30, 2012	For the nine months ended September 30, 2011

Cash flows from operating activities:
Net loss	$(1,973,235)	$(483,906)
Adjustments to reconcile net loss to net cash (used in) operating activities:

Depreciation and amortization	50,097	8,671
Stock based compensation on options granted	161,807	66,870

Change in fair value of derivative liability	(447,976)	—
Common stock issued for services	39,800	—
Decrease in allowance for doubtful accounts	(16,946)	—
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	52,116	(346,659)

Decrease (increase) in prepaid expenses	22,985	(6,750)
(Increase) in security deposits	(1,290)	(12,600)

Increase in Deferred lease	29,252	—
Increase in Deferred revenue	116,184	—
Increase in accounts payable,and accrued expenses	425,181	92,770

Net cash (used in )operating activities	(1,542,025)	(681,604)

Cash flows from investing activities:
Purchase of office equipment	(77,524)	(61,301)

Net cash (used in) investing activities	(77,524)	(61,301)

Cash flows from financing activities:

Proceeds from exercise of stock options	3,276	—
Repayment of shareholder loans	—	(40,534)

Proceeds from convertible bridge notes	—	300,000
Proceeds from issuance of common stock	1,485,000	2,200,000
Net cash provided by financing activities	1,488,276	2,459,466

Net (decrease) increase in cash	(131,273)	1,716,561

Cash at beginning of period	1,075,307	40,682

Cash at end of period	$944,034	$1,757,243

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during year for interest
Interest
Income taxes	$800	$800

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stack for payment of bridge notes	$—	$300,000
Value of shares issued for Acquisition	$221,272	$—
Acquisition of a software company-intangible asset- customer base	$(144,000	$—
Prepaid consulting fees related to Acqusition	$(77,272)	$—
Derivative Liability	$53,612	$—

The accompanying notes are an integral part of these financial statements

MEDL MOBILE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2012

(Unaudited)

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

The unaudited financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).  The financial statements and notes are presented as permitted on Form 10-Q and do not contain information included in the Company’s annual statements and notes.  Certain information and footnote disclosure normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.  It is suggested that these financial statements be read in conjunction with the audited financial statements and accompanying notes thereto for the year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2012.    While management believes the procedures followed in preparing these financial statements are reasonable, the accuracy of the amounts are in some respects dependent upon the facts that will exist, and procedures that will be accomplished by the Company later in the year.

These unaudited financial statements reflect all adjustments, including normal recurring adjustments which, in the opinion of management, are necessary to present fairly the operations and cash flows for the periods presented.

MEDL Mobile Holdings, Inc. (the “Registrant”) is a developer, incubator, marketer and aggregator of mobile application software, or “Apps”.

The Registrant, formerly known as Resume in Minutes, Inc. was incorporated in Nevada on May 22, 2008.  On June 24, 2011, the Registrant completed a share exchange with MEDL Mobile, Inc. (“MEDL” and together with the Registrant, “we,” “our,” “us,” or the “Company”), a California corporation, and the shareholders of MEDL (the “MEDL Shareholders”) according to which the MEDL Shareholders transferred all of the issued and outstanding capital stock of MEDL to the Registrant in exchange for the issuance to the MEDL Shareholders of an aggregate of 20,000,000 shares of common stock of the Registrant.  As a result of the share exchange, MEDL became a wholly owned subsidiary of the Registrant and the business of MEDL became the sole line of business of the Registrant.

The share exchange was accounted for as a reverse-merger and recapitalization. MEDL is the acquirer for financial reporting purposes and MEDL Mobile Holdings, Inc. is the acquired company. Consequently, the assets and liabilities and the operations reflected in the historical financial statements prior to the share exchange are those of MEDL and recorded at the historical cost basis of MEDL, and the consolidated financial statements after completion of the share exchange include the assets and liabilities of the Registrant and MEDL, historical operations of MEDL and operations of Registrant from the closing date of the share exchange.

On February 28, 2012, the Registrant acquired Inedible Software, LLC (“Inedible”), a developer of mobile apps and related mobile app technologies whose principal asset was a customer list. While the acquisition of Inedible was structured as a purchase of an entity, the Registrant did not acquire any ongoing business operations and the purpose of the transaction was to acquire Inedible’s customer list as a conduit to Apple for future potential. As a result, Inedible became a wholly owned subsidiary of the Registrant. The results of operations of Inedible are included on a going forward basis from the date of acquisition although Inedible is no longer actively engaged in any business activities.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of all of the entities that make up the Company.  All significant inter-company balances and transactions have been eliminated.

Reclassification

The Company has made certain reclassifications to conform to prior periods’ data to the current presentation.  These reclassifications had no effect on reported assets, liabilities or results of operations.

Basis of Accounting

The accompanying unaudited interim financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the United States Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, stockholders’ equity or cash flows. It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation.

The results of operations for the three and nine months ended September 30, 2012 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2012. The accompanying statements should be read in conjunction with the more detailed financial statements, and the related footnotes thereto, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2012.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to investment tax credits, bad debts, income taxes and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents.  The Company maintains cash and cash equivalent balances at one financial institution that is insured by the Federal Deposit Insurance Corporation.  Any amounts of cash in financial institutions over FDIC insured limits, exposes the Company to cash concentration risk.

Revenue Recognition

The Company’s main source of revenue is from the development of custom applications or “Apps” for customers. The Company uses a hybrid method for recognizing revenue that includes elements from both ASC 985-605, Software Revenue Recognition and ASC 605-35, Construction-Type and Production-Type Contracts .

The Company recognizes revenues in accordance with ASC 985-605 when persuasive evidence of an agreement exists, delivery of the software has occurred, the fee is fixed or determinable, and collectability is probable. Nonrecurring revenues related to perpetual license sale with multiple elements are recognized in accordance with the guidance on software revenue recognition.

When the arrangement with a customer includes significant production, modification, or customization of the software, the Company recognizes the related revenue using the percentage-of-completion method in accordance with the accounting guidance and certain production-type contracts contained in ASC 605-35.  The Company uses the percentage of completion method provided all of the following conditions exist:

•

the contract includes provisions that clearly specify the enforceable rights regarding goods or services to be provided and received by the parties, the consideration to be exchanged and the manner and terms of settlement;

•

the customer can be expected to satisfy its obligations under the contract;

•

the Company can be expected to perform its contractual obligations; and

•

reliable estimates of progress towards completion can be made.

The Company measures completion based on achieving milestones detailed in the agreements with the customers. Costs of providing services, including services accounted for in accordance with ASC 605-35, are expensed as incurred.

The following is an example of how revenue is recognized involving an arrangement with a customer that includes significant production, modification, or customization of the software: a typical project will require between 50-100 working days from beginning to end.  On average 25-50 cumulative working days are expended prior to the start of development and this work typically includes, design, storyboards, and architecture. Prior to developing the App, hard costs are incurred as a number of variables are taken into account for preparation.  Those often include the following:

•

understanding the client's business situation and environment, including their competitive landscape;

•

researching and establishing the goals of the App;

•

understanding and researching the target and potential App use cases;

•

developing a monetization strategy;

•

determining functionality and articulating the functionality through a storyboard and functional specification document; and

•

determining the resources and timeline needed to complete the final work product.

Therefore, since significant work has been undertaken by the Company, the Company typically receives a non-refundable payment of up to fifty percent (50%) of the proposed project contract at the time that the contract is signed or soon thereafter. The revenue is recognized at this point in time. Another twenty five percent (25%) of the contract is typically billable per stated terms of the contract and revenue is recognized at that time, typically upon release of beta version of the App. Upon completion of the App to the client typically the remaining twenty five percent (25%) is billed to the client and recognized as revenue to the Company.

The Company also generates revenue from the sale of Apps through the Apple store and other App marketplaces. This revenue is recognized in the period the App is sold to the end user on an accrual basis.

Accounts Receivable

Accounts receivable are stated at the amounts management expects to collect from outstanding balances.  Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts.  Balances outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable.  Management has determined that the allowance for doubtful accounts at September 30, 2012 and December 31, 2011 is $91,054 and $108,000, respectively.

Accounts receivable will generally be due within 30 to 90 days and collateral is not required.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with ASC 740, Income Taxes . Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance to the extent that the recoverability of the asset is unlikely to be recognized.

The Company follows ASC 740 rules governing uncertain tax positions, which provides guidance for recognition and measurement. This prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on derecognization, classification and disclosure of these uncertain tax positions.

Uncertainty in Income Taxes

Under ASC 740-10-25 recognition and measurement of uncertain income tax positions is required using a “more-likely-than-not" approach.  Management evaluates its tax positions on an annual basis and has determined that as of September 30, 2012 no additional accrual for income taxes is necessary.

Research and Development

The Company incurs costs on activities that relate to research and development of new technology and products.  Research and development costs are expensed as incurred.

Property and equipment

Property and equipment are stated at cost.  Expenditures that materially increase the life of the assets are capitalized.  Ordinary maintenance and repairs are charged to expense as incurred.  When assets are sold or otherwise disposed of, the cost and the related accumulated depreciation and amortization are removed from the accounts and any realized gain or loss is recognized at that time.

Depreciation is computed primarily on the straight line method for financial statement purposes over the following estimated useful lives:

Computer equipment	3-5 years

Furniture and fixtures	3-5 years

Intangible Assets

Intangible assets are stated at cost. Expenditures of costs incurred to renew or extend the term of a recognized intangible asset and materially extend the useful life are capitalized. When assets are sold or otherwise written off due to asset impairment, the cost and the related accumulated amortization are removed from the accounts and any realized gain or loss is recognized at that time.

Amortization is computed primarily on the straight line method for financial statement purposes over the estimated useful life. Estimated useful lives will vary based on the nature of the intangible asset.

Fair Value of Financial Instruments

The Company adopted ASC 820, Fair Value Measurements and Disclosures , for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing US GAAP that requires the use of fair value measurements which establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The carrying amounts reported in the balance sheet for cash, accounts payable, and accrued liabilities approximate their estimated fair market value based on the short-term maturity of this instrument.

In addition, FASB ASC 825-10-25, Fair Value Option was effective for January 1, 2008. ASC 825-10-25 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value.

The following table presents a reconciliation of the derivative liability measured at fair value on a recurring basis using significant unobservable input (Level 3) from January 1, 2012 to September 30, 2012:

Conversion feature derivative liability
Balance January 1, 2012	$—
Recognition of derivative liability	501,588
Balance March 31, 2012	501,588
Change in fair value	(447,976)
Balance September 30, 2012	$53,612

Earnings (Loss) Per Share of Common Stock

Basic net earnings (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share ("EPS") include additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents were not included in the computation of diluted earnings per share on the consolidated statement of operations for the three and nine month periods ended September 30, 2012 due to the fact that the Company reported a net loss and to do so would be anti-dilutive for that period presented.

The following is a reconciliation of the computation for basic and diluted EPS:

(Loss) Per Share of Common Stock

	For the three months ended September 30, 2012	For the three months ended September 30, 2011	For the nine months ended September 30, 2012	For the nine months ended September 30, 2011
Net loss	$(700,040)	$(275,967)	$(1,973,235)	$(483,906)
Weighted-average common shares
Outstanding (Basic)	43,520,923	40,000,000	42,455,871	19,222,934

Weighted-average common stock
Equivalents
Stock options	—	—	—	2,644,172

Weighted-average commons shares
Outstanding (Diluted)	43,520,923	40,000,000	42,455,871	21,867,106

NET (LOSS) PER COMMON SHARE
Basic and Diluted	$(0.02)	$(0.01)	$(0.05)	$(0.02)

Diluted net loss per share reflects the potential dilution that could occur if the securities or other contracts to issue common stock were exercised or converted into common stock.

Goodwill and Other Intangible Assets

In accordance with ASC 350-30-65 (formerly SFAS 142, Goodwill and Other Intangible Assets ), the Company assesses the impairment of identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Intangible assets were comprised of website assets. Factors the Company considers to be important which could trigger an impairment review include the following:

1.

Significant underperformance relative to expected historical or projected future operating results;

2.

Significant changes in the manner of use of the acquired assets or the strategy for the overall business; and

3.

Significant negative industry or economic trends.

When the Company determines that the carrying value of intangibles may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the Company records an impairment charge. The Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows. The Company did not consider it necessary to record any impairment charges during the period ended September 30, 2012.

Stock Based Compensation

The Company applies ASC 718-10 and ASC 505-50 (formerly SFAS 123R) in accounting for stock options issued to employees. The amount of compensation cost for share-based payments is measured based upon the fair value on the grant date of the equity instruments issued.  For stock options issued to non-employees, the Company applies the same standard.

Recent Accounting Pronouncements

Accounting standards that have been issued or proposed by the FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 3 – PROPERTY AND EQUIPMENT

Fixed assets as of September 30, 2012 (unaudited) and December 31, 2011 were as follows:

PROPERTY AND EQUIPMENT

	Estimated Useful Lives (Years)	September 30, 2012	December 31, 2011
Computer Equipment	3-5	$119,339	$72,124
Furniture and fixtures	3-5	15,144	8,453
Leasehold Improvements	3-5	23,618	—
		158,101	80,577

Less: accumulated depreciation		(45,677)	(16,580)
Fixed assets, net		$112,424	$63,997

There was $29,097 and $8,671 charged to operations for depreciation expense for the six months ended September 30, 2012 and September 30, 2011, respectively.

NOTE 4 – INTANGIBLE ASSETS

Intangible assets as of September 30, 2012 (unaudited) and December 31, 2011 were as follows:

	Estimated Useful Life (Years)	September 30, 2012	December 31, 2011
Intangible asset - customer base	4	$144,000	$—

Less: accumulated amortization		(21,000)	—
Intangible asset - customer base, net of amortization		$123,000	$—

There was $21,000 and $0 charged to operations for amortization expense for the nine months ended September 30, 2012 and September 30, 2011, respectively.

NOTE 5 - PROVISION FOR INCOME TAXES

The provision (benefit) for income taxes for the nine months ended September 30, 2012 differs from the amount which would be expected as a result of applying the statutory tax rates to the income (losses) before income taxes due primarily to changes in the valuation allowance to fully reserve net deferred tax assets and also due to the fact that MEDL was taxed as a S Corporation from January 1, 2011 to June 23, 2011, resulting in no tax benefit or deferred tax asset during this period.  Accordingly, all of the losses of MEDL flow through to the shareholders of the S Corporation and the Company has no deferred tax assets or loss carryforwards from this period.

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carry-forwards are expected to be available to reduce taxable income.  As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

As of September 30, 2012
Deferred tax assets:
Net Operating Loss	$(1,973,235)
tax rate	34
Deferred Tax assets(liabilites) 2012	$615,886
Deferred Tax assets(liabilites) 2011	$367,420
Total Deferred tax assets	$983,306
Less Valuation allowance	$(983,306)
Net Deferred tax assets	$—

Reconciliation of the differences between the statutory tax rate and the effective tax rate is:

As of September 30, 2012
Federal statutory tax rate	34%
Effective Tax Rate	34%
Valuation Allowance	-34%
Net Effective Tax Rate	0%

As of September 30, 2012, the Company has a net operating loss carry forward of $2,892,075 expiring through 2032. The Company has provided a valuation allowance against the full amount of the deferred tax asset due to management’s uncertainty about its realization. Furthermore, the net operating loss carry forward may be subject to further limitation pursuant to Section 382 of the Internal Revenue Code.

NOTE 6 - RELATED PARTY TRANSACTIONS

The Company has entered into a sub-lease with a company in which the Company’s CEO and his family are shareholders.  The sublease is for approximately 4,500 square feet.  The term of the sub-lease is from January 1, 2011 and ends at November 30, 2015. (See also Note 7)

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Lease

The Company is party to three non-cancelable lease agreements for office space through 2015. The first agreement is for approximately 4,500 square feet of space located at 18475 Bandilier Circle, unit A, Fountain Valley, CA.  The term of the sub-lease is from January 1, 2011 and ends at November 30, 2015.  The second lease is for approximately 4,786 square feet and is located at 18350 Mt. Langley Street, Fountain Valley, CA.  The term of this lease is from September 1, 2011 and ends at February 28, 2013.  The third agreement is for approximately 6,034 square feet of space located at 18475 Bandilier Circle, unit B, Fountain Valley, CA.  The term of the sub-lease is from May 1, 2012 and ends at November 30, 2015.

At September 30, 2012, aggregate future minimum payments under these leases, is as follows:

Total
2012	$177,361
2013	152,368
2014	155,994
2015	33,379
$519,102

Litigation

The Company is not presently involved in any litigation.

NOTE 8 – STOCKHOLDERS’ EQUITY

Preferred Stock

The authorized preferred stock of the Company consists of 10,000,000 shares of preferred stock at a par value of $0.001.  As of September 30, 2012, the Company had no outstanding shares of preferred stock.

Common Stock

The authorized common stock of the Company consists of 500,000,000 shares of common stock with a par value of $0.001.

On April 20, 2011, MEDL sold an aggregate of $300,000 secured 5% bridge notes to certain accredited investors in a private placement transaction.  The bridge notes were to mature upon the earlier to occur of a private placement of at least $2,200,000 and simultaneous reverse merger or on October 20, 2011.  The principal amount of the bridge notes automatically exchanged into shares of common stock of the Company in the Private Placement (as defined below) at a price per share of $0.25.

On June 3, 2011, the board of directors of the Registrant authorized a 37.39716 for one forward split of its outstanding common stock in the form of a dividend, whereby an additional 36.39716 shares of common stock, par value $0.001 per share, were issued for each one share of common stock held by each shareholder of record on June 23, 2011.

On June 24, 2011, the Company completed a share exchange (the “Share Exchange”) with MEDL, a California corporation, and the shareholders of MEDL (the “MEDL Shareholders”) according to which the MEDL Shareholders transferred all of the issued and outstanding capital stock of MEDL to the Company in exchange for the issuance to the MEDL Shareholders of an aggregate of 20,000,000 shares of common stock of the Company.  The Share Exchange caused MEDL to become a wholly-owned subsidiary of the Company.

In connection with the closing of the share exchange, the Company sold 10,000,000 shares of common stock at a purchase price of $0.25 per share in a private placement to accredited investors, resulting in aggregate gross proceeds of $2,500,000 (including the exchange of bridge notes in the aggregate principal amount of $300,000) (the “Private Placement”).  Accrued interest of $2,712 in respect of the bridge notes was not paid at the closing and is included in accounts and accrued expenses payable at September 30, 2012 and December 31, 2011, respectively.

Two business days following the closing of the Share Exchange and the Private Placement, under an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (the “Conveyance Agreement”), the Company transferred all of its pre-Exchange assets and liabilities to its newly formed wholly-owned subsidiary, Resume in Minutes Holdings, Inc. (“SplitCo”). Thereafter, pursuant to a stock purchase agreement (the “Stock Purchase Agreement”), the Company transferred all of the outstanding capital stock of SplitCo to certain of its former shareholders in exchange for the cancellation of 94,824,263 shares of its common stock that they owned (the “Split-Off”), with 10,000,000 shares of its common stock held by persons who acquired such shares prior to the Share Exchange remaining outstanding.  These 10,000,000 shares constitute the Company’s “public float” and are its only shares of registered common stock and accordingly are its only shares available for resale without further registration or under an applicable exemption from registration.

On December 23, 2011, the Company issued 25,000 shares of common stock for investor relations services at a price per share of $.80 for total expense of $20,000.

On January 2, 2012, the Company issued 41,667 shares of common stock for advisory services at a price per share of $.90 for total expense of $37,500.

On February 28, 2012, the Registrant acquired Inedible, a developer of mobile apps and related mobile app technologies whose principal asset was a customer list. While the acquisition of Inedible was structured as a purchase of an entity, the Registrant did not acquire any ongoing business operations and the purpose of the transaction was to acquire Inedible’s customer list as a conduit to Apple for future potential. As a result, Inedible became a wholly owned subsidiary of the Registrant. The purchase consideration paid was 442,542 shares of common stock of the Company to the sellers, half of which are being held in escrow for one year to secure against any claims of indemnification. The Company accounted for the value under ASC 805-50-30-2, Business Combinations whereby if the consideration is not in the form of cash, the measurement is based on either the cost which shall be measured based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and thus more reliably measurable. The fair value of the shares issued amounted to $221,272, which was allocated between intangible assets – customer base for $144,000, and $77,272 to prepaid consulting fees.

On March 28, 2012, the Company issued to an accredited investor 3,000,000 shares of common stock and a warrant to purchase 1,000,000 shares of common stock for an aggregate purchase price of $1,500,000. The warrant has a three year term and may be exercised at an exercise price of $0.90 per share, subject to adjustment in the case of stock splits, distributions, reorganizations, recapitalizations and the like, and may be exercised on a cashless basis under certain circumstances. The warrant contains full ratchet anti-dilution protection in the case of a share issuance for consideration less than the then exercise price of the warrant, subject to customary exceptions.

On May 22, 2012 the Company entered into a consulting agreement for advisory services and agreed to issue up to 200,000 restricted shares of common stock in two tranches of 100,000 shares each. The issuance of these shares is being made under the Company’s 2011 Equity Incentive Plan. The first tranche of 100,000 shares vests on November 30, 2012, and were valued at the market price on the date of the agreement. The expense for these shares is being amortized over a six month period with a total expense of $30,000. The Company has the option to terminate the agreement after six months and if the agreement is not terminated, the second tranche of 100,000 shares shall become issuable in December 2012, vests over a six month period, and shall be valued at the market price upon issuance.

On June 28, 2012 the Company granted a 10 year option to purchase 500 shares of common stock to a consultant at an exercise price of $0.30 per share under our 2011 Equity Incentive Plan.

On July 6, 2012 options to purchase 7,500 shares of common stock were exercised for a total exercise price of price of $1,875. The options were issued under our 2011 Equity Incentive Plan.

On September 25, 2012 the Company issued under its 2011 Equity Incentive Plan 10,000 shares of common stock for advisory services at a price per share of $0.23 for total expense of $2,300.

As of September 30, 2012, the Company has 43,532,309 shares of common stock issued and outstanding.

Warrants

The Company has warrants outstanding to purchase 1,000,000 shares of common stock at $0.90 per share as of September 30, 2012, and no warrants were outstanding at December 31, 2011. The warrants are subject to full ratchet anti-dilution protection if the Company sells shares or share equivalents at less than the $0.90 exercise price.  The warrants issued in this financing arrangement did not meet conditions for equity classification and are required to be carried as a derivative liability, at fair value.  Management estimates the fair value of the warrants on the inception date, and subsequently at each reporting period, using the Lattice option-pricing model, adjusted for dilution, because that technique embodies all assumptions (including volatility, expected terms, dilution and risk free rates) that are necessary to determine the fair value of freestanding warrants. This valuation resulted in a derivative liability on the balance sheet in the amount of $53,612 at September 30, 2012. Significant inputs in calculating this valuation using the Lattice option-pricing model are as follows:

September 30, 2012

Expected volatility	84%

Expected term	2.5 Years

Risk-free interest rate	0.51%

Expected dividend yield	0%

Share-Based Compensation and Options Issued to Consultants

2011 Equity Incentive Plan

The board of directors adopted the 2011 Equity Incentive Plan, as amended, (the “Plan”) of MEDL Mobile Holdings, Inc. (Nevada) that provided for the issuance of a maximum of 10,000,000 shares of common stock.   As of September 30, 2012, there were options to purchase 5,200,250 shares outstanding under the plan. Of this amount, there are vested options exercisable into 3,696,249 shares of common stock of which options exercisable for 2,319,249 shares of common stock have been issued to employees and options exercisable for 1,377,000 shares of common stock have been issued to non-employees. As of September 30, 2012, the Company had approximately 4,799,750 shares reserved for future grant under its Plan and there were 13,100 shares exercised during the nine months ended September 30, 2012.

The Company generally grants stock options to employees and directors at exercise prices equal to the fair market value of the Company's stock at the dates of grant. Stock options are typically granted throughout the year and generally vest over five years of service thereafter and expire ten years from the date of the award, unless otherwise specified. The Company recognizes compensation expense for the fair value of the stock options over the requisite service period for each stock option award.

Total share-based compensation expense included in the consolidated statements of operations for the nine months ended September 30, 2012 and September 30, 2011 was $161,807 and $28,710, respectively. For the nine months ended September 30, 2012, compensation expense included in selling, general and administration is $108,274. Compensation expense included in cost of goods sold is $53,533.

There was no capitalized share-based compensation cost as of September 30, 2012 and there were no recognized tax benefits during the nine months ended September 30, 2012 or June 30, 2011.

Share-Based Compensation and Options Issued to Consultants

Option activity for the nine months ended September 30, 2012 was as follows:

		Weighted Average	Weighted Average
		Exercise	Remaining	Aggregate
		Price	Contractual	Intrinsic
	Options	($)	Life (Yrs.)	Value ($)

Options outstanding at December 31, 2011	4,892,000	0.28	9.49	3,477,380
Granted	1,360,000	0.52	9.65	—
Exercised	(13,100)	0.25	8.73	1,515
Forfeited or cancelled	(1,038,650)	0.28 to 0.40	8.73	—
Expired
Options outstanding at September 30, 2012	5,200,250)	0.31	8.89	—
Options expected to vest in the future at September 30, 2012	1,504,001	0.43	9.29	—
Options exercisable at September 30, 2012	3,696,249	0.26	8.73	—
Options vested, exercisable and options expected to vest at September 30, 2012	5,200,250	0.31	8.89	—

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of our common stock for those awards that have an exercise price currently below the closing price.

Unvested share activity for the nine months ended September 30, 2012 was as follows:

	Unvested	Weighted
	Number of	Average Grant
	Options	Fair Value
Unvested balance at December 31, 2011	1,980,416
Granted	1,015,000	0.52
Vested	(599,206)	0.17
Cancelled	(375,000)	0
Forfeited	(517,209)	0.38
Unvested balance at September 30, 2012	1,504,001	0.39

At September 30, 2012, there was $541,451 of unrecognized share-based compensation expense related to unvested employee share options with a weighted average remaining recognition period of 2.99 years.

NOTE 9 – SUBSEQUENT EVENTS

On November 2, 2012, the Company formed Hang With, Inc.. (“Hang With”) a Nevada corporation with 10,000,000 authorized shares of common stock with a par value of $0.001 per share.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

MEDL Mobile Holdings, Inc.

We have audited the accompanying consolidated balance sheets of MEDL Mobile Holdings, Inc. ("the Company") as of December 31, 2011 and 2010 and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KBL, LLP

New York, New York

March 28, 2012

MEDL MOBILE HOLDINGS, INC
CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash	$1,075,307	$40,682
Accounts receivable, less allowance for doubtful accounts of $108,000	479,176	40,622
Prepaid expenses	9,800	-
Total current assets	1,564,283	81,304

Fixed assets, net of depreciation:	63,997	6,417

Other assets:
Security deposits	19,857	7,257
Total other assets	19,857	7,257

Total assets	$1,648,137	$94,978

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$219,569	$6,972
Accrued compensation expenses	63,360	-
Shareholder loans	-	40,534
Total current liabilities	282,929	47,506

Long term liabilities:
Deferred lease	10,249	-

Total liabilities	293,178	47,506

Stockholders' equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding.	-	-
Common stock, $0.001 par value, 500,000,000 shares authorized; 40,025,000 issued and outstanding at December 31,2011 and 7,401,500 issued and outstanding at December 31, 2010	40,025	7,402
Additional paid-in capital	3,122,520	95,098
Accumulated deficit	(1,807,586)	(55,028)

Total stockholders' equity	1,354,959	47,472

Total liabilities and stockholders' equity	$1,648,137	$94,978

The accompanying notes are an integral part of these financial statements

MEDL MOBILE HOLDINGS, INC
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31, 2011	For the year ended December 31, 2010
Revenues	$2,274,535	$823,018

Cost of goods sold	1,161,038	472,078

Gross profit	1,113,497	350,940

Expenses:
Selling, general and administrative	2,863,343	231,892
Total expenses	2,863,343	231,892

Net (loss) profit before other (expense)	(1,749,846)	119,048

Other (expense):
Interest Expense	(2,712)	-
Total other (expense)	(2,712)	-

Net (loss) profit	$(1,752,558)	$119,048

NET (LOSS) PROFIT PER COMMON SHARE
Basic and Diluted	$(0.07)	$0.02

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and Diluted	24,460,510	7,401,500

The accompanying notes are an integral part of these financial statements

MEDL MOBILE HOLDINGS, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2011	For the year ended December 31, 2010

Cash flows from operating activities:
Net (loss) profit	$(1,752,558)	$119,048
Adjustments to reconcile net (loss) profit to net cash (used in) provided by operating activities:
Depreciation	15,297	1,283
Stock based compensation on options granted	540,045	-
Common stock issued for services	20,000	-
Increase in allowance for doubtful accounts	(108,000)	-
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(330,553)	(40,622)
(Increase) in prepaid expenses	(9,800)
(Increase) in security deposits	(12,600)	(7,257)
Increase in Deferred lease	10,249	-
Increase (decrease) in accounts payable and accrued expenses	275,956	(7,578)
Net cash (used in) provided by operating activities	(1,351,964)	64,874

Cash flows from investing activities:
Purchase of office equipment	(72,877)	(7,700)
Net cash (used in) investing activities	(72,877)	(7,700)

Cash flows from financing activities:
Repayment of shareholder loans	(40,534)	(58,750)
Proceeds from convertible bridge notes	300,000	-
Proceeds from issuance of common stock	2,200,000	-
Net cash provided by (used in) financing activities	2,459,466	(58,750)

Net increase (decrease) in cash	1,034,625	(1,576)

Cash at beginning of period	40,682	42,258

Cash at end of period	$1,075,307	$40,682

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during year for interest
Interest	$-	$-
Income taxes	$800	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Issuance of common stock for payment of bridge notes	300,000

The accompanying notes are an integral part of these financial statements

MEDL MOBILE HOLDINGS, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
PERIOD ENDED MARCH 4, 2009 (INCEPTION) THROUGH DECEMBER 31, 2011

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at March 4, 2009	-	$-	$-	$-	$-

Shares issued to founders for services	1,000	10	990	-	1,000

Forward stock split at 7,300 to 1	7,299,000	72,990	(72,990)	-	-

Proceeds from issuance of Common Stock	101,500	1,015	100,485	-	101,500

Net loss for the period ended December 31, 2009				(174,076)	(174,076)

Balance at December 31, 2009	7,401,500	74,015	28,485	(174,076)	(71,576)

Change in par value from $0.01 to $0.001		(66,613)	66,613)

Net income for the year ended December 31, 2010				119,048	119,048

Balance at December 31, 2010	7,401,500	7,402	95,098	(55,028)	47,472)

Share exchange between MEDL Mobile Holdings, Inc. and MEDL Mobile, Inc.: shares canceled of MEDL Mobile, Inc.	(7,401,500)	(7,402)	(95,098)		(102,500)
Shares issued to shareholders of MEDL Mobile, Inc.	20,000,000	20,000	82,500		102,500
Share exchange between MEDL Mobile Holdings, Inc. and Split Co	10,000,000	10,000	(10,000)		-
Proceeds from issuance of Common Stock	10,000,000	10,000	2,490,000		2,500,000
Stock-based compensation in connection with options granted			540,045		540,045
Issuance of common stock for services	25,000	25	19,975		20,000
Net loss for the year ended December 31, 2011				(1,752,558)	(1,752,558)

Balance at December 31, 2011	40,025,000	$40,025	$3,122,520	$(1,807,586)	$1,354,959

MEDL MOBILE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

MEDL Mobile Holdings, Inc. (the “Registrant”) through its wholly owned subsidiary, MEDL Mobile, Inc. (“MEDL” and together with the Registrant, “we”, “our”, “us”, or the “Company”) is a developer, incubator, marketer and aggregator of mobile application software, or “Apps”.

The Registrant, formerly known as Resume in Minutes, Inc. was incorporated in Nevada on May 22, 2008.  On June 24, 2011, the Registrant completed a share exchange with MEDL, a California corporation incorporated on March 4, 2009, and the shareholders of MEDL (the “MEDL Shareholders”) according to which the MEDL Shareholders transferred all of the issued and outstanding capital stock of MEDL to the Registrant in exchange for the issuance to the MEDL Shareholders of an aggregate of 20,000,000 shares of common stock of the Registrant.  As a result of the share exchange, MEDL became a wholly owned subsidiary of the Registrant and the business of MEDL became the sole line of business of the Registrant.

The share exchange was accounted for as a reverse-merger and recapitalization. MEDL is the acquirer for financial reporting purposes and MEDL Mobile Holdings, Inc. is the acquired company. Consequently, the assets and liabilities and the operations reflected in the historical financial statements prior to the share exchange are those of MEDL and recorded at the historical cost basis of MEDL, and the consolidated financial statements after completion of the share exchange include the assets and liabilities of the Registrant and MEDL, historical operations of MEDL and operations of Registrant from the closing date of the share exchange.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of all of the entities that make up the Company.  All significant inter-company balances and transactions have been eliminated.

Reclassification

The Company has made certain reclassifications to conform prior periods’ data to the current presentation.  These reclassifications had no effect on reported losses.

Basis of Accounting

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). It is management's opinion, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to investment tax credits, bad debts, income taxes and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents.  The Company maintains cash and cash equivalent balances at two financial institutions that are insured by the Federal Deposit Insurance Corporation.  Any amounts of cash in financial institutions over FDIC insured limits, exposes the Company to cash concentration risk.

MEDL MOBILE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

Recurring revenues are earned on a monthly basis and include software application license and support fees as well as Application (also referred to as “Apps”) hosting fees. Monthly recurring fees billed in advance and the revenue is recognized in the month in which the fees are applicable .   Nonrecurring revenues from implementation fees for new client installation and consulting and training fees for existing clients are recognized as the services are performed. Nonrecurring revenues related to perpetual license sale with multiple elements are recognized in accordance with the guidance on software revenue recognition. When the arrangement with a customer includes significant production, modification, or customization of the software, we recognize the related revenue using the percentage-of-completion method in accordance with the accounting guidance for construction-type and certain production-type contracts.

The Company receives a deposit of up to fifty (50%) percent of the proposed project contract at the time that the contract is signed.  Significant work has been done by the Company at this time and the deposit is non-refundable and therefore is recognized as revenue to the Company.  Another twenty five (25%) percent of the contract is billable per stated terms of the contract and revenue is recognized at that time.  Upon completion of the project to the client the remaining twenty five (25%) percent is billed to the client and recognized as revenue to the Company.  Apps projects are generally delivered within several weeks.

Accounts Receivable

Accounts receivable are stated at the amounts management expects to collect from outstanding balances.  Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts.  Balances outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. The allowance for doubtful accounts at December 31, 2011 is $108,000.  Management has determined that no allowance for doubtful accounts at December 31, 2010 is required.

Accounts receivable will generally be due within 30 to 90 days and collateral is not required.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance to the extent that the recoverability of the asset is unlikely to be recognized.

The Company follows ASC 740 rules governing uncertain tax positions, which provides guidance for recognition and measurement. This prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on de-recognition, classification and disclosure of these uncertain tax positions.

MEDL MOBILE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Uncertainty in Income Taxes

Under ASC 740-10-25 recognition and measurement of uncertain income tax positions is required using a “more-likely-than-not" approach.  Management evaluates their tax positions on an annual basis and has determined that as of December 31, 2011 no additional accrual for income taxes is necessary.

Research and Development

The Company incurs costs on activities that relate to research and development of new technology and products.  Research and development costs are expensed as incurred.

Property and equipment

Property and equipment are stated at cost.  Expenditures that materially increase the life of the assets are capitalized.  Ordinary maintenance and repairs are charged to expense as incurred.  When assets are sold or otherwise disposed of, the cost and the related accumulated depreciation and amortization are removed from the accounts and any realized gain or loss is recognized at that time.

Depreciation is computed primarily on the straight line method for financial statement purposes over the following estimated useful lives:

Computer equipment	3-5 years

Furniture and fixtures	3-5 years

Fair Value of Financial Instruments (Other Than Derivative Financial Instruments)

The Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures , for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing US GAAP that require the use of fair value measurements which establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The carrying amounts reported in the consolidated balance sheet for cash, accounts payable, and accrued liabilities approximate their estimated fair market value based on the short-term maturity of this instrument.

In addition, FASB ASC 825-10-25 Fair Value Option was effective for January 1, 2008. ASC 825-10-25 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value.

MEDL MOBILE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings (Loss) Per Share of Common Stock

Basic net earnings (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share ("EPS") include additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents were not included in the computation of diluted earnings per share in 2011and 2010 on the consolidated statement of operations due to the fact that the Company reported a net loss in 2011 and 2010 and to do so would be anti-dilutive for that period.

The following is a reconciliation of the computation for basic and diluted EPS:

(Loss) Per Share of Common Stock

	For the year ended December 31, 2011	For the year ended December 31, 2010
Net (loss) profit	(1,752,558)	119,048
Weighted-average common shares
Outstanding (Basic)	24,460,510	7,401,500

Weighted-average common stock
Equivalents
Stock options	0	0

Weighted-average commons shares
Outstanding (Diluted)	24,460,510	7,401,500

NET (LOSS) PROFIT PER COMMON SHARE
Basic and Diluted	$(0.07)	$0.02

Diluted net loss per share in 2011 reflects the potential dilution that could occur if the securities or other contracts to issue common stock were exercised or converted into common stock.

Goodwill and Other Intangible Assets

In accordance with ASC 350-30-65 (formerly SFAS 142, Goodwill and Other Intangible Assets ), the Company assesses the impairment of identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Intangible assets were comprised of website assets. Factors the Company considers to be important which could trigger an impairment review include the following:

1.	Significant underperformance relative to expected historical or projected future operating results;

2.	Significant changes in the manner of use of the acquired assets or the strategy for the overall business; and

3.	Significant negative industry or economic trends.

When the Company determines that the carrying value of intangibles may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the Company records an impairment charge. The Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows. The Company has no goodwill or intangible assets.

MEDL MOBILE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock Based Compensation

The Company applies ASC 718-10 and ASC 505-50 (formerly SFAS 123R) in accounting for stock options issued to employees. The amount of compensation cost for share-based payments is measured based upon the fair value on the grant date of the equity instruments issued.  For stock options issued to non-employees, the Company applies the same standard.

Recent Accounting Pronouncements

In May 2011, FASB issued Accounting Standards Update (“ASU”) No. 2011-04, “ Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS ” (“ASU No. 2011-04”). ASU No. 2011-04 provides guidance which is expected to result in common fair value measurement and disclosure requirements between U.S. GAAP and IFRS. It changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. It is not intended for this update to result in a change in the application of the requirements in Topic 820. The amendments in ASU No. 2011-04 are to be applied prospectively. ASU No. 2011-04 is effective for public companies for interim and annual periods beginning after December 15, 2011. Early application is not permitted. This update does not have a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, “ Comprehensive Income (Topic 220): Presentation of Comprehensive Income ” (“ASU No. 2011-05”). In ASU No. 2011-05, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The amendments in ASU No. 2011-05 do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. They also do not change the presentation of related tax effects, before related tax effects, or the portrayal or calculation of earnings per share. The amendments in ASU No. 2011-05 should be applied retrospectively. The amendment is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted, because compliance with the amendments is already permitted. The amendments do not require any transition disclosures. This update does not have a material impact on the Company’s consolidated financial statements.

In September 2011, the FASB issued ASU No. 2011-08 – “ Intangibles – Goodwill and Other (ASC Topic 350) – Testing of Goodwill for Impairment. ” This ASU simplifies how entities test goodwill for impairment. The amendments under this ASU permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. If an entity concludes that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, it would not be required to perform the two-step impairment test for that reporting unit. This ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements or results of operations.

On December 31, 2011, the FASB issued ASU No. 2011-11, “ Disclosures about Offsetting Assets and Liabilities ”, which requires new disclosures about balance sheet offsetting and related arrangements. For derivatives and financial assets and liabilities, the ASU requires disclosure of gross asset and liability amounts, amounts offset on the balance sheet, and amounts subject to the offsetting requirements but not offset on the balance sheet. The ASU is effective for annual reporting periods beginning on or after January 1, 2013. The Company is currently evaluating the impact, if any, that these updates will have on its financial condition, results of operations and cash flows. This update is not expected to have a material impact on the Company’s consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

MEDL MOBILE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011

NOTE 3 – PROPERTY AND EQUIPMENT

Fixed assets as of December 31, 2011 and December 31, 2010 were as follows:

PROPERTY AND EQUIPMENT

	Estimated Useful Lives (Years)	For the year ended December 31, 2011	For the year ended December 31, 2010
Computer Equipment	3-5	72,124	7,700
Furniture and fixtures	3-5	8,453	-
		80,577	7,700

Less: accumulated depreciation		(16,580)	(1,283)
Fixed assets, net		63,997	6,417

There was $15,297 and $1,283 charged to operations for depreciation expense for the year ended December 31, 2011 and 2010, respectively.

NOTE 4 - PROVISION FOR INCOME TAXES

The provision (benefit) for income taxes for the year ended December 31, 2011 differs from the amount which would be expected as a result of applying the statutory tax rates to the income (losses) before income taxes due primarily to changes in the valuation allowance to fully reserve net deferred tax assets and also due to the fact that MEDL was taxed as a S Corporation from January 1, 2011 to June 23, 2011, resulting in no tax benefit or deferred tax asset during this period.

Accordingly, all of the losses of MEDL flow through to the shareholders of the S Corporation and the Company has no deferred tax assets or loss carryforwards from this period.

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carry-forwards are expected to be available to reduce taxable income.  As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

As of December 31, 2011
Deferred tax assets:
Net Operating Loss	$(1,080,646)
Tax Rate	34
Total deferred tax assets	$367,420
Less Valuation allowance	$(367,420)

Net deferred tax assets	$-

MEDL MOBILE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011

NOTE 4 - PROVISION FOR INCOME TAXES (CONTINUED)

Reconciliation of the differences between the statutory tax rate and the effective tax rate is:

December 31, 2011
Federal statutory tax rate	34.0%
Effective Tax Rate	34.0%
Valuation Allowance	(34.0%)
Net Effective Tax Rate	0%

As of December 31, 2011, the Company has a net operating loss carry forward of $1,080,646 expiring through 2031. The Company has provided a valuation allowance against the full amount of the deferred tax asset due to management’s uncertainty about its realization. Furthermore, the net operating loss carry forward may be subject to further limitation pursuant to Section 382 of the Internal Revenue Code.

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company has entered into a sub-lease with a company in which the Company’s CEO and his family are shareholders.  The sublease is for approximately 4,500 square feet.  The term of the sub-lease commenced January 1, 2011 and expires November 30, 2015. (See also Note 6)

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Lease

The Company is party to two non-cancelable lease agreements for office space through 2015. The first agreement is for approximately 4,500 square feet of space located at 18475 Bandilier Circle, Fountain Valley, CA.  The term of the sub-lease commenced January 1, 2011 and expires November 30, 2015.  The second lease is for approximately 4,786 square feet and is located at 18350 Mt. Langley Street, Fountain Valley, CA.  The term of this lease commenced September 1, 2011 and expires February 28, 2013.  At December 31, 2011, aggregate future minimum payments under these leases, is as follows:

2012	$134,980
2013	94,680
2014	85,860
2015	87,660

Total	$403,180

Litigation

The Company is not presently involved in any litigation.

MEDL MOBILE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011

NOTE 7 – STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

The authorized preferred stock of the Company consists of 10,000,000 shares of preferred stock at a par value of $0.001.  As of December 31, 2011, the Company had no outstanding shares of preferred stock.

Common Stock

The authorized common stock of the Company consists of 500,000,000 shares of common stock with a par value of $0.001.

On April 20, 2011, MEDL sold an aggregate of $300,000 secured 5% bridge notes to certain accredited investors in a private placement transaction.  The bridge notes were to mature upon the earlier to occur of a private placement of at least $2,200,000 and simultaneous reverse merger or on October 20, 2011.  The principal amount of the bridge notes automatically exchanged into shares of common stock of the Company in the Private Placement (as defined below) at a price per share of $0.25.

On June 3, 2011, the board of directors of the Registrant authorized a 37.39716 for one forward split of its outstanding common stock in the form of a dividend, whereby an additional 36.39716 shares of common stock, par value $0.001 per share, were issued for each one share of common stock held by each shareholder of record on June 23, 2011.

On June 24, 2011, the Company completed a share exchange (the “Share Exchange”) with MEDL, a California corporation, and the shareholders of MEDL (the “MEDL Shareholders”) according to which the MEDL Shareholders transferred all of the issued and outstanding capital stock of MEDL to the Company in exchange for the issuance to the MEDL Shareholders of an aggregate of 20,000,000 shares of common stock of the Company.  The Share Exchange caused MEDL to become a wholly-owned subsidiary of the Company.

In connection with the closing of the share exchange, the Company sold 10,000,000 shares of common stock at a purchase price of $0.25 per share in a private placement to accredited investors, resulting in aggregate gross proceeds of $2,500,000 (including the exchange of bridge notes in the aggregate principal amount of $300,000) (the “Private Placement”).  Accrued interest of $2,712 in respect of the bridge notes was not paid at the closing and is included in accounts and accrued expenses payable at December 31, 2011.

Two business days following the closing of the Share Exchange and the Private Placement, under an Agreement Share of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (the “Conveyance Agreement”),  the Company transferred all of its pre-Exchange assets and liabilities to its newly formed wholly-owned subsidiary, Resume in Minutes Holdings, Inc. (“SplitCo”). Thereafter, pursuant to a stock purchase agreement (the “Stock Purchase Agreement”), the Company transferred all of the outstanding capital stock of SplitCo to certain of its former shareholders in exchange for the cancellation of 94,824,263 shares of its common stock that they owned (the “Split-Off”), with 10,000,000 shares of its common stock held by persons who acquired such shares prior to the Share Exchange remaining outstanding.  These 10,000,000 shares constitute the Company’s “public float” and are its only shares of registered common stock and accordingly are its only shares available for resale without further registration or under an applicable exemption from registration .

On December 23, 2011, Medl Mobile issued 25,000 shares of Common Stock for investor relations services at a price per share of $.80 for total expense of $20,000.

As of December 31, 2011, the Company has 40,025,000 shares of common stock issued and outstanding.

Warrants

The Company has no warrants for the year ended December 31, 2011 and  December 31, 2010.

MEDL MOBILE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011

NOTE 7 – STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)

Share-Based Compensation and Options Issued to Consultants

2011 Equity Incentive Plan

The board of directors adopted the 2011 Equity Incentive Plan, as amended, (the “Plan”) of Medl Mobile Holdings, Inc. (Nevada) that provided for the issuance of a maximum of 6,000,000 shares of common stock.   As of December 31, 2011, there were options issued to purchase 5,302,000 shares under the plan, of this amount there are vested options exercisable into 3,256,600 shares of common stock which options exercisable for 1,879,600 shares of common stock have been issued to employees and options exercisable for 1,377,000 shares of common stock have been issued to non-employees. As of December 31, 2011, the Company had approximately 698,000 shares reserved for future grant under its Plan and there were no shares exercised during the year ended December 31, 2011.

The Company generally grants stock options to employees and directors at exercise prices equal to the fair market value of the Company's stock at the dates of grant. Stock options are typically granted throughout the year and generally vest over five years of service thereafter and expire ten years from the date of the award, unless otherwise specified. The Company recognizes compensation expense for the fair value of the stock options over the requisite service period for each stock option award.

Total share-based compensation expense included in the condensed consolidated statements of operations for the year ended December 31,2011 is $540,045. At December 31, 2011, compensation expense included in selling, general and administration is $500,286. Compensation expense included in cost of good sold is $39,759.

There was no capitalized share-based compensation cost as of December 31, 2011 and there were no recognized tax benefits during the years December 31, 2011 and 2010.

To estimate the value of an award, the Company uses the Black-Scholes option-pricing model.  This model requires inputs such as expected life, expected volatility and risk-free interest rate.  The forfeiture rate also impacts the amount of aggregate compensation.  These inputs are subjective and generally require significant analysis and judgment to develop.  While estimates of expected life, volatility and forfeiture rate are derived primarily from the Company’s historical data, the risk-free rate is based on the yield available on U.S. Treasury constant maturity rates with similar terms to the expected term of the stock option awards.  The fair value of share-based awards was estimated using the Black-Scholes model with the following weighted-average assumptions for the year ended December 31, 2011:

Dividend Yield	$0
Expected Volatility	84.331%
Risk Free Interest Rate	1.53%
Expected Life	5.41 years

There were no options outstanding during the year ended December 31, 2010.

MEDL MOBILE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011

NOTE 7 – STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)

Share-Based Compensation and Options Issued to Consultants

			Weighted Average
		Weighted	Remaining	Aggregate
		Average	Contractual	Intrinsic
	Options	Exercise Price	Life (Yrs.)	Value

Options outstanding at December 31, 2010
Granted	5,162,000	0.28	9.49	$3,400,430
Exercised
Forfeited or cancelled	(270,000)	0.34		161,100
Expired
Options outstanding at December 31, 2011	4,892,000	0.28	9.49	$3,239,330
Options exercisable at December 31, 2011	2,846,584	0.26	9.48	1,926,318
Options exercisable and options expected
to vest at December 31, 2011	4,892,000	0.28	9.49	$3,239,330

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of our common stock for those awards that have an exercise price currently below the closing price.

Unvested share activity for the nine months ended December 31, 2011 was as follows:

	Unvested	Weighted
	Number of	Average Grant
	Options	Fair Value
Unvested balance at December 31, 2010
Granted	5,572,000	0.28
Vested	(3,256,600)	0.26
Forfeited	(270,000)	0.34
Unvested balance at December 31, 2011	2.045,416	0.30

Employee share option activity for the year ended December 31, 2011 was as follows:

At December 31, 2011, there was $382,713 of unrecognized share-based compensation expense related to unvested employee share options with a weighted average remaining recognition period of 2.53 years.

Share-Based Compensation and Options Issued to Nonemployees

For the fiscal year ended December 31, 2011 the Company issued 1,627,000 options to nonemployees (consultants, and vendors) with an exercise price of $0.25.  1,377,000 of these shares are vested as of year end, and the remainder of 250,000 shares vest over the next fiscal year.  These options have a term of 10 years.  The Company recognized $226,000 in consulting expenses relating to these options.

MEDL MOBILE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011

NOTE 8 – SUBSEQUENT EVENTS

On February 28, 2012, the Company acquired Inedible Software, LLC, a developer of mobile apps and related mobile app technologies.

On March 28, 2012, the Company entered into a securities purchase agreement with an accredited investor whereby it sold an aggregate of 1,000,000 units (the “Units”), each Unit comprised of three shares of our common stock and a warrant to purchase one share of common stock at a price per Unit of $1.50. As a result of the sale, which closed on the same day as entering into the securities purchase agreement, the Company issued to the investor 3,000,000 shares of common stock and a warrant to purchase 1,000,000 shares of common stock for an aggregate purchase price of $1,500,000. The warrant has a three year term and may be exercised at an exercise price of $0.90 per share, subject to adjustment in the case of stock splits, distributions, reorganizations, recapitalizations and the like, and may be exercised on a cashless basis under certain circumstances. The warrant contains full ratchet anti-dilution protection in the case of a share issuance for consideration less than the then exercise price of the warrant, subject to customary exceptions.  In addition, certain issuances of the Company's securities below $0.50 per share require the prior written approval of such investor.

PART II     INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of the common stock by the selling stockholder. The estimated expenses of issuance and distribution are set forth below.

SEC filing fee	$281.92
Legal expenses	$25,000*
Accounting expenses	$10,000*
Miscellaneous	$5,000*
Total	$40,281.92*

* Estimate

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our directors and officers are indemnified as provided by the Nevada Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Limitation of Liability of Directors

Our Articles of Incorporation provide that, to the fullest extent permitted by the Nevada Revised Statutes, no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

RECENT SALES OF UNREGISTERED SECURITIES

Sales by MEDL

In March 2009, MEDL issued to each of Mr. Matlin and Mr. Swartz, founders of MEDL, as founders’ shares 3,650,000 shares of its common stock, par value $0.01 per share, as adjusted for the company’s October 1, 2009 7,300-for-one forward stock split. The shares were issued in reliance on an exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof based on the lack of any general solicitation or advertising in connection with the sale of the shares; the representation of each investor to MEDL that it is an accredited investor (as that term is defined in Rule 501 of Regulation D) and that it is purchasing the shares for its own account and without a view to distribute them.

On November 1, 2009, MEDL sold 101,500 shares of its common stock at a price per share of $1.00 to four investors for total aggregate proceeds of $101,500. The shares were issued in reliance on an exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof based on the lack of any general solicitation or advertising in connection with the sale of the shares and the representation of each investor that it is purchasing the shares for its own account and without a view to distribute them.

On April 20, 2011, MEDL sold an aggregate of $300,000 secured 5% bridge notes to certain accredited investors in a private placement transaction.  The bridge notes were to mature upon the earlier to occur of a private placement of at least $2,200,000 and simultaneous reverse merger or on October 20, 2011.  The principal amount of the bridge notes automatically exchanged into shares of common stock of the Company in in a private placement at a price per share of $0.25. The notes were issued in reliance on an exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof based on the lack of any general solicitation or advertising in connection with the sale of the notes; the representation of each investor to the Company that it is an accredited investor (as that term is defined in Rule 501 of Regulation D); and the Company’s issuance of the notes with a restrictive legend.

Sales by MEDL Mobile Holdings, Inc.

We issued 2,000,000 shares of our common stock to Marc Anthony, its former officer and director, on June 2, 2008 as compensation for his services. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. In addition, the shareholder had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act.

We sold 108,000 shares of common stock to 6 investors, at a price of $0.05 per share, for an aggregate offering price of $5,400 in September 2008.  These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. In addition, the shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act.

In March 2010, we sold 695,000 shares of common stock to 34 investors, at a price of $0.05 per share, for an aggregate offering price of $34,750. The shares were issued in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933 since no general solicitation or advertising was conducted by us in connection with the offering of any of the shares, all shares purchased in the offering were restricted in accordance with Rule 144 of the Securities Act and each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

In connection with the closing of the share exchange completed on June 24, 2011, we sold 10,000,000 shares of our common stock at a purchase price of $0.25 per share in a private placement to accredited investors, resulting in aggregate gross proceeds of $2,500,000 (including the exchange of bridge notes in the aggregate principal amount of $300,000). The shares were issued in reliance on an exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder, based on the lack of any general solicitation or advertising in connection with the sale of the shares; the representation of each investor to us that it is an accredited investor (as that term is defined in Rule 501 of Regulation D) and that it is purchasing the shares for its own account and without a view to distribute them; and our issuance of the shares with a restrictive legend.

On December 23, 2011, we issued 25,000 shares of common stock for investor relations services at a price per share of $0.80. The shares were issued in reliance on an exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof based on the lack of any general solicitation or advertising in connection with the sale of the shares and our issuance of the shares with a restrictive legend.

On January 2, 2012, we issued 41,667 shares of common stock for advisory services. The shares were issued in reliance on an exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof based on the lack of any general solicitation or advertising in connection with the sale of the shares; the representation of the service provider to us that it is purchasing the shares for its own account and without a view to distribute them; and our issuance of the shares with a restrictive legend.

On February 28, 2012, we issued 442,542 shares of common stock for the purchase of certain limited liability company interests to accredited investors. The shares were issued in reliance on an exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof based on the lack of any general solicitation or advertising in connection with the sale of the shares; the representation of each investor to us that it is an accredited investor (as that term is defined in Rule 501 of Regulation D) and that it is purchasing the shares for its own account and without a view to distribute them; and our issuance of the shares with a restrictive legend.

On March 28, 2012, we issued to an accredited investor 3,000,000 shares of our common stock and a warrant to purchase 1,000,000 shares of our common stock for an aggregate purchase price of $1,500,000. The warrant has a three year term and may be exercised at an exercise price of $0.90 per share, subject to adjustment in the case of stock splits, distributions, reorganizations, recapitalizations and the like, and may be exercised on a cashless basis under certain circumstances. The warrant contains full ratchet anti-dilution protection in the case of a share issuance for consideration less than the then exercise price of the warrant, subject to customary exceptions. The securities were issued in reliance on an exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof based on the lack of any general solicitation or advertising in connection with the sale of the securities; the representation of the investor to us that it is an accredited investor (as that term is defined in Rule 501 of Regulation D) and that it is purchasing the securities for its own account and without a view to distribute them; and our issuance of the shares and warrants with a restrictive legend.

On May 15, 2012, options to purchase 5,600 shares of our common stock were exercised for a total exercise price of $1,400. The options were issued under our 2011 Equity Incentive Plan. The shares were issued in reliance on an exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof based on the lack of any general solicitation or advertising in connection with the sale of the shares; the investor is purchasing the shares for its own account and without a view to distribute them; and our issuance of the shares with a restrictive legend. The shares were also issued in reliance upon Rule 701 as transactions pursuant to a written compensation benefit plan and contracts relating to compensation as provided under Rule 701.

On May 22, 2012, we agreed to issue to a consultant up to 200,000 restricted shares of our common stock, half of which vest on November 30, 2012 and the other half of which vest on June 15, 2013.   The shares were issued under our 2011 Equity Incentive Plan on December 28, 2012. The shares were issued in reliance on an exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof based on the lack of any general solicitation or advertising in connection with the sale of the shares; the acknowledgment by the purchaser of resale restrictions; and our issuance of the shares with a restrictive legend.

On June 28, 2012, we granted a ten-year option to purchase 500 shares of common stock to a consultant at an exercise price of $0.30 per share under our 2011 Equity Incentive Plan. The options were issued in reliance on an exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof based on the lack of any general solicitation or advertising in connection with the grant of the option and the optionee’s acknowledgment of restrictions upon transfer. The options were also issued in reliance upon Rule 701 as transactions pursuant to a written compensation benefit plan and contracts relating to compensation as provided under Rule 701.

On July 6, 2012, options to purchase 7,500 shares of our common stock were exercised for a total exercise price of $1,400. The options were issued under our 2011 Equity Incentive Plan. The shares were issued in reliance on an exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof based on the lack of any general solicitation or advertising in connection with the sale of the shares; the investor is purchasing the shares for its own account and without a view to distribute them; and our issuance of the shares with a restrictive legend. The shares were also issued in reliance upon Rule 701 as transactions pursuant to a written compensation benefit plan and contracts relating to compensation as provided under Rule 701.

On September 25, 2012, we issued 10,000 shares of common stock for advisory services. The shares were issued under our 2011 Equity Incentive Plan. The shares were issued in reliance on an exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof based on the lack of any general solicitation or advertising in connection with the sale of the shares; the representation of the service provider that it is an accredited investor (as that term is defined in Rule 501 of Regulation D) and that it is purchasing the shares for its own account and without a view to distribute them; and our issuance of the shares with a restrictive legend.

On December 28, 2012, we issued 250,000 restricted shares of our common stock under our 2011 Equity Incentive Plan vesting in eight equal quarterly installments over two years commencing on November 14, 2012. The shares were issued in reliance on an exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof based on the lack of any general solicitation or advertising in connection with the sale of the shares; the representation by the investor that it is an accredited investor (as that term is defined in Rule 501 of Regulation D) and that it is purchasing the shares for its own account and without a view to distribute them; and our issuance of the shares with a restrictive legend. The shares were also issued in reliance upon Rule 701 as transactions pursuant to a written compensation benefit plan and contracts relating to compensation as provided under Rule 701.

EXHIBITS

Exhibit No.	Description

2.1	Share Exchange Agreement, dated as of June 24, 2011, by and among MEDL Mobile Holdings, Inc., MEDL Mobile, Inc. and the shareholders of MEDL Mobile, Inc. (2)
3.1	Amended and Restated Articles of Incorporation of MEDL Mobile Holdings, Inc. filed June 23, 2011 (1)
3.2	Amended and Restated Bylaws of MEDL Mobile Holdings Inc. (1)
5.1	Opinion of Sichenzia Ross Friedman Ference LLP*
10.1	Form of Subscription Agreement (2)
10.2	Form of Registration Rights Agreement (2)
10.3	Agreement of Conveyance, Transfer and Assignment of Assets and Assumptions of Obligations (2)
10.4	Stock Purchase Agreement for Split-Off (2)
10.5	Form of Directors and Officers Indemnification Agreement (2)
10.6	MEDL Mobile Holdings, Inc. 2011 Equity Incentive Plan (2)
10.7	Employment Agreement between Andrew Maltin and MEDL Mobile Holdings, Inc. (2)
10.8	Employment Agreement between David Swartz and MEDL Mobile Holdings, Inc. (2)
10.9	Consulting Agreement between MEDL Mobile Holdings, Inc. and Paul Caceres (4)
10.10	Form of Bridge Note (2)
10.11	Form of Security Agreement between MEDL Mobile, Inc. and certain investors (2)
10.12	Sublease Agreement between MEDL Mobile, Inc. and Lumetique, Inc. (2)
10.13	Audit Committee Charter (2)
10.14	Form of Securities Purchase Agreement (3)
10.15	Form of Warrant (3)
10.16	Employment offer letter between Murray Williams and MEDL Mobile Holdings, Inc. *
10.17	Consulting Agreement between FA Corp and MEDL Mobile Holdings, Inc. *
10.18	Restricted Stock Agreement between Murray Williams and MEDL Mobile Holdings, Inc. *
21.1	List of Subsidiaries **
23.1	Consent of Independent Registered Public Accounting Firm**
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)*
24	Power of Attorney (included on the signature page of this Registration Statement)
101

The following materials from MEDL Mobile Holding Inc.'s financial statements for the year ended December 31, 2011 and quarter ended September 30, 2012 are formatted in XBRL (eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations, (iii) Consolidated Statement of Stockholders' Deficit, (iv) the Consolidated Statements of Cash Flow, and (iv) Notes to Consolidated Financial Statements tagged as blocks of text. (5) *

*    Previously filed

**  Filed herewith

(1)	Incorporated by reference to Current Report on Form 8-K filed with the SEC on June 29, 2011
(2)	Incorporated by reference to Current Report on Form 8-K filed with the SEC on June 30, 2011
(3)	Incorporated by reference to Annual Report on Form 10-K filed with the SEC on March 30, 2012
(4)	Incorporated by reference to Registration Statement on Form S-1 filed with the SEC on July 18, 2012
(5)

In accordance with Rule 406T of Regulation S-T, the XBRL related information in Exhibit 101 to this Registration Statement on Form S-1 shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section.

UNDERTAKINGS

1.     The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.     The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4.     The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on February 11 , 2013.

MEDL MOBILE HOLDINGS, INC.
A Nevada corporation

By:	/s/ Andrew Maltin
Andrew Maltin
Title:	Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of MEDL Mobile Holdings, Inc., hereby severally constitute and appoint Andrew Maltin, Dave Swartz and Murray Williams and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any other registration statement for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

/s/ Andrew Maltin	February 11 , 2013
Andrew Maltin
Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Murray Williams
Murray Williams	February 11 , 2013
Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Dave Swartz
Dave Swartz	February 11 , 2013
President, Secretary and Director